UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CARRIZO OIL & GAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 11, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held at 9:00 a.m., Central time, on Thursday, May 15, 2014, at the Doubletree by Hilton Hotel Houston Downtown, Granger B meeting room, located at 400 Dallas Street, Houston, Texas 77002.

The enclosed notice of annual meeting of shareholders and the proxy statement describe the matters to be acted upon during the meeting. The Company’s 2013 Annual Report to Shareholders is also enclosed.

We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please mark, sign, date and mail the enclosed proxy in the return envelope provided as soon as possible.

Sincerely,

S.P. Johnson IV

President and Chief Executive Officer

CARRIZO OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2014

To the Shareholders of

Carrizo Oil & Gas, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) will be held at 9:00 a.m., Central time, on Thursday, May 15, 2014, at the Doubletree by Hilton Hotel Houston Downtown, Granger B meeting room, located at 400 Dallas Street, Houston, Texas 77002 for the following purposes:

(1)	to elect seven members to the Board of Directors for a one-year term;

(2)	to approve, in an advisory vote, the executive compensation of the Company’s named executive officers;

(3)

to approve the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. to, among other things, authorize 3,577,500 additional shares for issuance, affirm as modified the material terms of the performance goals and make other changes to the Incentive Plan;

(4)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(5)	to transact such other business as may properly come before the meeting.

The Company has fixed the close of business on March 21, 2014, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to read the enclosed proxy statement and to mark, sign, date and mail the enclosed proxy in the return envelope provided as soon as possible.

By Order of the Board of Directors

Paul F. Boling

Secretary

April 11, 2014

500 Dallas Street, Suite 2300

Houston, Texas 77002

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2014.

The proxy statement and annual report to shareholders are available at

www.carrizo.com/uploads/proxy20140515.pdf.

Page
PROXY STATEMENT	1

PROPOSAL 1 ELECTION OF DIRECTORS	4

EXECUTIVE OFFICERS	14

COMPENSATION DISCUSSION AND ANALYSIS	15

COMPENSATION COMMITTEE REPORT	24

EXECUTIVE COMPENSATION	25

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	37

PROPOSAL 3 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE INCENTIVE PLAN OF CARRIZO OIL & GAS, INC. TO AUTHORIZE 3,577,500 ADDITIONAL SHARES FOR ISSUANCE, TO AFFIRM AS MODIFIED THE MATERIAL TERMS OF THE PERFORMANCE GOALS AND TO MAKE OTHER CHANGES TO THE INCENTIVE PLAN	38

AUDIT COMMITTEE REPORT	47

PROPOSAL 4 APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48

ADDITIONAL INFORMATION	49

APPENDIX A: AMENDED AND RESTATED INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.	A-1

CARRIZO OIL & GAS, INC.

500 Dallas Street, Suite 2300

Houston, Texas 77002

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), to be voted at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central time, on Thursday, May 15, 2014, at the Doubletree by Hilton Hotel Houston Downtown, Granger B meeting room, located at 400 Dallas Street, Houston, Texas 77002 and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 17, 2014.

Voting Procedures

Shareholders of record as of March 21, 2014, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On March 31, 2014, the issued and outstanding capital stock of the Company consisted of 45,480,154 shares of common stock, par value $0.01 per share (“Common Stock”). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) “FOR” the election as a director of each nominee listed in this proxy statement; (2) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; (3) “FOR” the approval of the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. to authorize 3,577,500 additional shares for issuance, to affirm as modified the material terms of the performance goals and to make other changes to the Incentive Plan; (4) “FOR” the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (5) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter for which the broker or nominee does not have discretionary power to vote, and thus will be disregarded in the calculation of “votes cast” with respect to that matter (even though those shares may be considered entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information as of March 31, 2014, unless otherwise indicated, concerning the number of shares of our Common Stock beneficially owned by (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of our Common Stock, and (2) each director, the Chief Executive Officer, the Chief Financial Officer and three other executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of March 31, 2014, the Company had 45,480,154 shares of Common Stock issued, outstanding, and eligible to vote.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Common Stock (rounded)
Directors and Named Executive Officers:
S. P. Johnson IV (2)	720,632	1.6%
Brad Fisher (2)	92,110	*
Paul F. Boling (2)	82,891	*
Gregory E. Evans (2)	71,316	*
David L. Pitts (2)	44,748	*
Steven A. Webster (2)(3)	2,535,824	5.6%
F. Gardner Parker (3)	76,762	*
Roger A. Ramsey (3)	38,550	*
Frank A. Wojtek (3)	30,958	*
Thomas L. Carter, Jr. (3)	35,575	*
Robert F. Fulton (3)	4,800	*
Directors and Executive Officers as a Group (12 persons)	3,800,111	8.4%
BlackRock, Inc. (4)	4,482,906	9.9%
Frontier Capital Management Co., LLC (5)	3,458,098	7.6%
The Vanguard Group (6)	2,678,996	5.9%

*	Less than 1%.
(1)

Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security, except for 42,228 shares that Mr. Parker has pledged as collateral for a line of credit, 28,950 shares that Mr. Ramsey has pledged to an investment firm as security for a portfolio loan account, and 35,554 shares that Richard Smith, our Vice President of Land, has pledged to an investment firm as security for a portfolio loan account. The business address of each director and executive officer is c/o Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

(2)

The table includes shares of Common Stock that can be acquired through the exercise of options within 60 days of March 31, 2014 as follows: Mr. Johnson — 16,668, Mr. Parker —3,750, Mr. Carter — 3,334, and all directors and executive officers as a group — 23,752. The table includes shares of Common Stock related to restricted stock units that vest within 60 days of March 31, 2014 as follows: Mr. Johnson — 77,127, Mr. Fisher — 49,581, Mr. Boling — 30,291, Mr. Evans — 23,720, Mr. Pitts — 23,923, Mr. Webster — 6,260, and all directors and executive officers as a group — 230,586. The percent of the class owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

(3)

This table includes shares of Common Stock related to restricted stock units that vest on June 11, 2014 (and which would not under SEC rules be deemed to be beneficially owned as of March 31, 2014) as follows: Mr. Webster — 11,901, Mr. Parker — 5,150, Mr. Ramsey — 4,300, Mr. Wojtek — 2,500, Mr. Carter — 3,650, and Mr. Fulton — 3,200.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 31, 2014, BlackRock, Inc. reported sole voting power over 4,348,646 shares and sole dispositive power over 4,482,906 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, Frontier Capital Management Co., LLC (“Frontier”) reported sole voting power over 2,023,094 shares and sole dispositive power over 3,458,098 shares. The address of the principal business office of Frontier is 99 Summer Street, Boston, Massachusetts 02110.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group reported sole voting power over 61,673 shares, sole dispositive power over 2,619,623 shares and shared dispositive power over 59,373 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons designated as proxies on the enclosed proxy card intend, unless the proxy is marked by shareholders with contrary instructions, to vote “FOR” the following nominees as directors to serve until the 2015 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or until their resignation or removal: Messrs. S.P. Johnson IV, Steven A. Webster, Thomas L. Carter, Jr., Robert F. Fulton, F. Gardner Parker, Roger A. Ramsey and Frank A. Wojtek. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. Mr. Johnson’s current employment agreement with the Company provides that he will be a director. For more information regarding his employment agreement, please read “Executive Compensation — Employment Agreements.”

The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director. If you hold your shares through a broker and do not provide instructions as to how to vote your shares, your shares will not be voted on this proposal. We recommend that you contact your broker to provide voting instructions. However, because the Company has a plurality voting standard for the election of directors, broker non-votes are not expected to affect the outcome of an uncontested election of directors.

Nominees

The following sets forth information concerning the seven nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2014, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

S.P. Johnson IV, age 58, has served as our President and Chief Executive Officer and a director since December 1993. Prior to that, he worked for Shell Oil Company for 15 years, where his managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is also a director of Basic Energy Services, Inc., an oilfield service provider, and served as a director of Pinnacle Gas Resources, Inc., a coalbed methane exploration and production company, from 2003 to January 2011. Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado. Mr. Johnson brings to the Board of Directors extensive experience in oil and gas exploration and production and the energy industry through his roles at the Company and other energy companies. He also brings to the Board extensive knowledge of the Company by virtue of his being a co-founder and long-time director and President and Chief Executive Officer of the Company.

Steven A. Webster, age 62, has been the Chairman of our Board of Directors since June 1997 and has been a director since 1993. Mr. Webster has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded the firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of Basic Energy Services, Inc., an oilfield service provider, where he serves as the non-executive chairman, Hercules Offshore, Inc., an offshore drilling contractor, and Era Group Inc., a helicopter leasing and service company, a director of the general partner of Hi-Crush Partners LP, a proppant supplier, a trust manager and a member of the Compensation

Committee of Camden Property Trust, a real estate investment trust, and a director of several private companies. Mr. Webster served as a director of Pinnacle Gas Resources, Inc. (2003-2009), Encore Bancshares, a bank holding company (2000-2009), Solitario Exploration & Royalty Corp. (formerly Solitario Resources Corp.), a precious metal exploration company (2006-2008), Brigham Exploration Company, an oil and gas exploration and production company (2000-2007), Goodrich Petroleum Corporation, an oil and gas exploration and production company (2004-2007), Seabulk International, Inc., an offshore energy services company (2002-2006), Grey Wolf, Inc., a land driller (1996-2008), Crown Resources Corporation, a precious metal exploration company (1988-2006), SEACOR Holdings, Inc., a marine transportation and service provider (1998-2013), and Geokinetics, Inc., a seismic data acquisition and geophysical services company (1998-2013). Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University. Mr. Webster brings to the Board of Directors (a) experience in, and knowledge of, the energy industry, (b) knowledge of the Company as a co-founder and long-time director, (c) business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and (d) experience as a director of several other public and private companies.

Thomas L. Carter, Jr., age 62, has been a director since March 2005. He has been Chairman and Chief Executive Officer of Black Stone Minerals Company, L.P., a privately-owned Delaware limited partnership located in Houston, Texas, since its formation in 1998. Mr. Carter has also served as Managing General Partner of Black Stone Energy Company from 1980 to the present. Prior to the formation of Black Stone Energy Company, Mr. Carter served as Managing General Partner of W.T. Carter & Bros. from 1987 through 1992. From 1975 to 1979, Mr. Carter was with Texas Commerce Bank in Houston, Texas. Mr. Carter holds an M.B.A. and B.B.A. from The University of Texas. Mr. Carter brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and knowledge of accounting and finance.

Robert F. Fulton, age 62, has been a director since November 2012. Mr. Fulton is also a director of Basic Energy Services, Inc., an oilfield service provider. Mr. Fulton served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he was instrumental in effecting the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University. Mr. Fulton brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and accounting and finance gained through his roles in executive positions at numerous public and private companies.

F. Gardner Parker, age 72, has been a director since 2000 and was appointed Lead Independent Director in May 2012. He has been a private investor since 1984 and a trust manager of Camden Property Trust since 1993, where he also served as the Lead Independent Trust Manager from 1998 to 2008. Mr. Parker also serves on the boards of directors of Sharps Compliance Corp., a medical waste management services provider, where he serves as the non-executive chairman, Hercules Offshore, Inc., an offshore drilling contractor, and Triangle Petroleum Corporation, an oil and gas exploration and development company. He also served on the board of Pinnacle Gas Resources, Inc. from 2003 to January 2011. Mr. Parker worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner. He is a graduate of The University of Texas and is board certified by the National Association of Corporate Directors. Mr. Parker is also a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees—and he supplements his skill sets through ongoing engagement with the director community and access to leading practices. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 30 years.

Roger A. Ramsey, age 75, has been a director since 2004. He served as Managing Partner of Ramjet Capital Ltd. (a private investment firm) from 1999 through January 2013. He served as the Chairman and Chief Executive Officer of MedServe, Inc., a privately held medical waste disposal and treatment company, from 2004 through December 2009. He served as Chairman of the Board of Allied Waste Industries, Inc., a waste recycling, transportation and disposal company, from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey, a certified public accountant, was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc., a waste management company, and served as its Vice President and Chief Financial Officer until 1978. Mr. Ramsey also served as a director of WCA Waste Corporation, a waste management company, from June 2004 through March 2012. Mr. Ramsey is currently a member of the Board of Trustees at Texas Christian University. Mr. Ramsey brings to the Board of Directors experience and perspective as chief executive officer of several publicly traded and private companies and knowledge of accounting and finance as a director of several public and private companies.

Frank A. Wojtek, age 58, has been a director since 1993. He is currently the President and Director of A-Texian Compressor, Inc., a natural gas compression services company, and has served in various capacities with that company since July 2004. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation, an offshore drilling company. Mr. Wojtek has also held the positions of Vice President and Secretary/Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989. Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry. Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas. Mr. Wojtek brings to the Board of Directors knowledge of the Company and the energy industry by virtue of his service as an executive officer or director of the Company since its founding, experience in accounting and experience in financial executive positions at public and private companies.

Director Independence

The Board has determined that Messrs. Carter, Parker, Ramsey, Fulton and Wojtek are “independent directors” within the meaning of Listing Rule 5605(a)(2) of the NASDAQ Stock Market. In making this determination, the Board took into account the transactions between the Company and Mr. Carter described in “Certain Transactions—Certain Matters Regarding Mr. Carter.” The Board determined that these transactions did not result in a relationship that interferes with the exercise of Mr. Carter’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Carter is independent. Mr. Fulton serves on the Board of Directors for Basic Energy Services, Inc., an oilfield service provider that performed services for the Company during 2013. The Board also determined that this arrangement did not result in a relationship that interferes with the exercise of Mr. Fulton’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Fulton is independent.

Committees of the Board of Directors

The Board of Directors held eight meetings during 2013 and transacted business on six occasions during the year by unanimous written consent. During 2013, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served that were held during his service on the Board of Directors.

The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current composition of each standing committee of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance
Thomas L. Carter, Jr.	X		Chair
Robert F. Fulton		X	X
F. Gardner Parker	Chair	X
Roger A. Ramsey	X	Chair
Frank A. Wojtek			X

Number of Committee Meetings Held in 2013	5	5	1

The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing the Company’s annual audit reports or performing other audit, review or attest services for the Company. The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for pre-approval of audit and non-audit services. The Audit Committee also reviews and discusses the annual audited financial statements, the quarterly unaudited financial statements and internal control over financial reporting with management and the independent registered public accounting firm. A copy of the Audit Committee Charter may be found on our website at www.carrizo.com.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act. In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

The primary responsibilities of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and our other executive officers and oversee and advise the Board on the policies that govern our compensation programs. The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. In 2013, the Compensation Committee retained the independent compensation consulting firm of Longnecker & Associates to provide the Compensation Committee with market data and recommendations regarding our executive compensation program. Longnecker provided input when the Compensation Committee considered compensation of the named executive officers in June 2013 and March 2014. Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer the Incentive Plan of Carrizo Oil & Gas, Inc., as amended (the “Incentive Plan”) and the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan, subject in some cases to action by the full Board. The Board of Directors has designated a special stock award committee of the Board consisting solely of Mr. Johnson to award certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, shares of restricted stock, restricted stock units, options and stock appreciation rights under the Incentive Plan and to determine the number of shares of restricted stock, restricted stock units, options and stock appreciation rights to be issued, up to an aggregate of 15,000 shares per quarterly calendar period plus an additional number of shares for quarterly production bonuses, with a fair market value not to exceed 1% of the quarter’s adjusted revenues, net of operating expenses, and subject to other limitations. A copy of the Compensation Committee Charter can be found on our website at www.carrizo.com.

The primary responsibilities of the Nominating and Corporate Governance Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors and recommending membership on standing committees of the Board of Directors. The Nominating and Corporate Governance Committee reviews the Company’s Code of Ethics and Business Conduct and its enforcement and reviews and recommends to the Board whether waivers should be made with respect to such Code. A copy of the Nominating and Corporate Governance Committee Charter may be found on the Company’s website at www.carrizo.com.

Summary of Governance Changes since April 2011

In recent years the Company has adopted a number of policy and practice changes, summarized below:

•	in 2011, the Compensation Committee established the following stock ownership guidelines for the named executive officers and directors of the Company:

Position	Ownership Guidelines
Chief Executive Officer and Chief Financial Officer	5x annual base salary
All other named executive officers	3x annual base salary
Directors	3x annual cash retainer

•	also in 2011, the Board adopted a policy that employment agreements entered after the adoption of such policy would not contain provisions entitling employees to tax gross-up payments;

•	in 2012, the Board appointed a Lead Independent Director;

•	also in 2012, the Board appointed a fifth independent director, increasing the Board to seven members;

•

in 2013, the Board adopted a policy applicable to all the named executive officers and directors of the Company, prohibiting hedging of Carrizo Oil & Gas, Inc. securities, including publicly traded options, puts, calls and short sales; and

•

also in 2013, the Board reaffirmed the Company’s resolution to adopt a clawback policy as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) when final regulations have been provided by the SEC and the NASDAQ Stock Market.

Leadership Structure and Risk Oversight

The Board believes our Company’s current leadership structure, with Mr. Johnson serving as Chief Executive Officer, Mr. Webster serving as Chairman of the Board and Mr. Parker serving as Lead Independent Director, is the optimal structure for the Company at this time. From the time that we became a publicly traded company in 1997, the roles of Chairman of the Board and Chief Executive Officer have been held by separate individuals. We believe it is the Chief Executive Officer’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate Chairman who has the responsibility of leading the Board. In addition, by having another director serve as Chairman of the Board, our Chief Executive Officer is able to focus his energy on leading the Company.

We believe it is the Lead Independent Director’s responsibility to preside at all meetings at which the Chairman is not present (including executive sessions of the independent directors), to serve as a liaison between the Chairman (and management) and the independent directors, to communicate with the independent directors between meetings when appropriate and, in conjunction with the Chairman of the Board, and to develop Board meeting agendas. Our Lead Independent Director can also call meetings of independent directors.

We believe our Chief Executive Officer and our Chairman have an excellent working relationship. We believe this relationship and separation provides strong leadership for the Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our employees and other stakeholders. Although the Board has determined that Mr. Webster is not independent under applicable NASDAQ Stock Market rules, the Board believes that this conclusion does not prevent Mr. Webster from exercising effective leadership in his role as Chairman of the Board and is, in any event, in the best interests of the Company.

The Board of Directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, the Board of Directors generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s risk tolerance.

The Audit Committee assists the Board of Directors in oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Certain risks associated with our governance fall within the authority of the Nominating and Corporate Governance Committee, which is responsible for evaluating independence of directors and Board candidates. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. These committees receive reports from management periodically regarding management’s assessment of risks and report regularly to the full Board of Directors.

Responsibility for risk oversight generally rests with the entire Board of Directors. Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. These personnel report to the Board of Directors as appropriate regarding material risks and our management of those risks. The Board of Directors monitors the risk management information provided to it and provides feedback to management from time to time.

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating and Corporate Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee also considers requirements under the listing standards of the NASDAQ Stock Market for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The Nominating and Corporate Governance Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating and Corporate Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. The extent to which the Nominating and Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Nominating and Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating and Corporate Governance Committee’s discretion. Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole, the Nominating and Corporate Governance Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating and Corporate Governance Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•

the financial and accounting background of the candidate, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. For example, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

Director Compensation

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. The Company also reimburses travel, meal and lodging expenses incurred by our non-employee directors to attend Board and Board committee meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. S. P. Johnson IV, our President and Chief Executive Officer, receives no compensation for serving as a director. The regular non-employee directors’ cash compensation for the 2014-2015 director term is expected to remain the same as for the 2013-2014 director term, except for the following:

	2013 – 2014 Director Term				2014 – 2015 Director Term
	Board of Directors	Audit	Compensation	Nominating and Corporate Governance	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Lead Independent Director	$7,750				$26,500
Committee Chairman		$15,000	$7,500	$5,000		$20,000	$10,000	$10,000

For the 2013-2014 director term, the annual cash retainers and meeting attendance fees paid to the directors were as follows:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Chairman of the Board of Directors Retainer	$180,000
Non-Employee Directors Retainer	$60,000
Lead Independent Director Retainer	$7,750
Committee Chairman Retainer		$15,000	$7,500	$5,000
Committee Member Retainer		$9,000	$5,000	$3,000
Meeting Attendance Fee	$2,500	$1,000	$1,000	$1,000
Meeting Attendance via Teleconference Fee	$1,000	$500	$500	$500
Special Meeting Attendance Fee	$1,000
Special Meeting Attendance via Teleconference Fee	$500

Under the Incentive Plan, the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees, the non-chairman members of the Audit, Compensation and Nominating and Corporate Governance Committees and the Lead Independent Director who are deemed by the Board to be independent for purposes of the listing rules of the NASDAQ Stock Market, who we refer to collectively as independent directors, may be granted stock options, restricted stock, restricted stock units or any combination of such awards at the discretion of the Board of Directors or the Compensation Committee. Awards are also granted to non-employee directors (whether or not independent) upon joining the Board and after each annual shareholder meeting. For the 2013-2014 director term, directors were awarded the following shares of restricted stock units:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Chairman of the Board of Directors	11,901
Non-Employee Directors	2,200
Lead Independent Director	500
Committee Chairman		1,750	1,050	400
Committee Member		1,050	700	300

Because future awards are at the discretion of the Board and Compensation Committee, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well. The vesting terms of any stock options or shares of restricted stock and restricted stock units granted to directors are at the discretion of the Compensation Committee or the Board of Directors. Director awards for the 2014-2015 director term are currently expected to remain the same as for the 2013-2014 term.

The following table summarizes the compensation received by each of our non-employee directors during 2013 and awards granted for the 2013 - 2014 director term.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Steven A. Webster	$191,500	$337,631	(1)(2)	—	—	$529,131
Thomas L. Carter, Jr. (3)	92,000	103,551	(1)	—	—	195,551
Robert F. Fulton	84,500	90,784	(1)	—	—	175,284
F. Gardner Parker (3)	109,750	146,106	(1)	—	—	255,856
Roger A. Ramsey	98,000	121,991	(1)	—	—	219,991
Frank A. Wojtek	76,500	70,925	(1)	—	—	147,425

(1)

Represents the aggregate grant date fair value related to restricted stock units granted on June 20, 2013 computed in accordance with FASB ASC Topic 718. The grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock units granted to our directors for the 2013 - 2014 director term was calculated at $28.37 per share.

(2)	As of December 31, 2013, Mr. Webster held 41,672 exercisable cash-settled stock appreciation rights. See “Certain Transactions—Certain Other Matters Regarding Mr. Webster” for more information.
(3)

We did not grant any stock option awards to directors in 2013. As of December 31, 2013, our directors held exercisable stock options to purchase shares of Common Stock in the following amounts: Mr. Carter — 3,334 and Mr. Parker — 3,750.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002. The Company also has a confidential hotline by which employees can communicate illegal and unethical activities including concerns or complaints regarding the matters noted above.

Director Attendance at Annual Meeting of Shareholders

The Company does not have a policy regarding director attendance at annual meetings of shareholders. All of the Company’s directors attended the 2013 Annual Meeting of Shareholders.

Code of Ethics and Business Conduct

The Company has a Code of Ethics and Business Conduct that is applicable to all employees, officers and directors and that satisfies the requirements of NASDAQ Listing Rule 5610. The Code of Ethics and Business Conduct is available on the Company’s website at www.carrizo.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2013, all reports required by Section 16(a) to be filed by its directors, executive officers and greater than 10% beneficial owners were filed on a timely basis, except Messrs. Fisher and Webster each filed two Forms 4 late and Messrs. Johnson and Smith each filed one Form 4 late.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the election of the seven nominees for director.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers.

Name	Age	Position
S.P. Johnson IV	58	President, Chief Executive Officer and Director
Brad Fisher	53	Vice President and Chief Operating Officer
Paul F. Boling	60	Chief Financial Officer, Vice President, Secretary and Treasurer
David L. Pitts	47	Vice President and Chief Accounting Officer
Gregory E. Evans	64	Vice President of Exploration
Richard H. Smith	56	Vice President of Land

Set forth below is a description of the backgrounds of each of our executive officers (other than Mr. Johnson, whose background is described above under “Election of Directors—Nominees”).

Brad Fisher has served as Vice President and Chief Operating Officer since March 2005. Prior to that time, he served as Vice President of Operations since July 2000 and General Manager of Operations from April 1998 to June 2000. Prior to joining us, Mr. Fisher spent 14 years with Cody Energy and its predecessor Ultramar Oil & Gas Limited where he held various managerial and technical positions, last serving as Senior Vice President of Engineering and Operations. Mr. Fisher holds a B.S. degree in Petroleum Engineering from Texas A&M University.

Paul F. Boling has served as our Chief Financial Officer, Vice President, Secretary and Treasurer since August 2003. From 2001 to 2003, Mr. Boling was the Global Controller for Resolution Performance Products, LLC, an international epoxy resins manufacturer. From 1990 to 2001, Mr. Boling served in a number of financial and managerial positions with Cabot Oil & Gas Corporation, serving most recently as Vice President, Finance. Mr. Boling is a CPA and holds a B.B.A. from Baylor University.

David L. Pitts has served as Vice President and Chief Accounting Officer since January 2010. Prior to that time, he served as an audit partner with Ernst & Young. Prior to his employment at Ernst &Young from 2002 to 2009, Mr. Pitts was a senior manager with Arthur Andersen. Mr. Pitts is a CPA and holds a B.S. in Accounting and Business from Southwest Baptist University.

Gregory E. Evans has served as Vice President of Exploration since March 2005. Prior to joining us, Mr. Evans was Vice President North America Onshore Exploration for Ocean Energy from 2001 to 2003. Prior to that time, he spent 19 years at Burlington Resources where he served as Chief Geophysicist North America during 1999 to 2000, Gulf of Mexico Deep Water Exploration Manager during 1998 to 1999 and Geoscience Manager for the Western Gulf of Mexico Shelf during 1996 to 1998. From 1982 to 1996, Mr. Evans held various other technical and managerial positions with Burlington Resources, including Division Exploration Manager of both the Rocky Mountain Region as well as the Gulf Coast area. Mr. Evans received a B.S. in Geophysical Engineering from the Colorado School of Mines receiving the Cecil H. Green award for outstanding geophysical student.

Richard H. Smith has served as Vice President of Land since August 2006. Prior to joining us, Mr. Smith held the position of Vice President of Land for Petrohawk Energy Corporation from March 2004 through August 2006. Mr. Smith served with Unocal Corporation from April 2001 until March 2004 where he held the position of Land Manager — Gulf Region USA with areas of concentration in the Outer Continental Shelf, Onshore Texas and Louisiana and Louisiana State Waters. From September 1997 until March 2001 Mr. Smith held the position of Land Manager — Gulf Coast Region with Basin Exploration, Inc. Mr. Smith held various land management positions with Sonat Exploration Company, Michel T. Halbouty Energy Co., Pend Oreille Oil & Gas Company and Norcen Explorer, Inc. from the time he began his career in 1980 until the time he joined Basin Exploration. Mr. Smith is a Certified Professional Landman with a B.B.A. in Petroleum Land Management from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis covers the following topics:

•	the philosophy and objectives of our executive compensation program;

•	our process of setting executive compensation;

•	the components of our executive compensation; and

•	the tax considerations of executive compensation.

Philosophy and Objectives of Our Executive Compensation Program

The guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy; (2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation, with the goal of focusing a majority of the total compensation package on a balance of short-term and long-term performance-based incentives, (b) aligning incentive plan goals with shareholder value-added measures and (c) having an open and objective discussion with management and the Compensation Committee in setting goals for and measuring performance of the named executive officers. We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding the short-term financial and operating goals and furthering the long-term strategy of the Company without subjecting the Company to excessive or unnecessary risk. Specifically, the components of our executives’ compensation, such as base salaries, bonuses and equity awards, are evaluated and determined on a periodic basis to ensure the amount and type of compensation received by each executive corresponds to the executive’s performance and goals for the Company’s performance. For 2013, in recognition of the Company’s record oil production, revenues and proved reserves, we increased the executive officers’ compensation, primarily through an increase in performance-based equity awards.

Enhancements to Executive Compensation Program Adopted for 2014

To further enhance our pay-for-performance philosophy, in March 2014, our Compensation Committee adopted and implemented enhancements to our executive compensation program. Additional details of these enhancements are provided later in this Compensation Discussion and Analysis; however, the following highlights actions by our Compensation Committee in March 2014:

•

our executives were granted long-term equity-based compensation awards of which 25% are “performance shares” and 75% are restricted stock unit awards. The vesting of performance shares will be based on the total shareholder return of the Company relative to an industry peer group over a three year performance period;

•	no SARs were granted to our executives in 2014; and

•

while target annual bonus levels for 2014 remain unchanged from 2013, a new annual bonus program was established for 2014 that is based upon the level of achievement of a combination of operational and financial metrics

We believe the changes made to our annual bonus and long-term equity-based compensation for 2014 continue to enhance our executive pay structure and further align our executives’ pay opportunities with the interests of our shareholders. Please refer to “2014 Executive Compensation Pay-for-Performance Program.”

The Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in the Compensation Committee’s charter, include each of the following:

•	Annually reviewing and approving our general compensation philosophy and overseeing the development and implementation of our compensation programs.

•

Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and having the sole authority to determine the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviewing and approving the compensation of all of our other “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act).

•	Making recommendations to the Board with respect to our long-term incentive plan.

•

Administering our long-term incentive plan in accordance with the terms and conditions of the plan, discharging any responsibilities imposed on, and exercising all rights and powers granted to, the Compensation Committee by the plan, and overseeing the activities of the individuals and entities responsible for the day-to-day operation and administration of the plan.

Compensation Consultant

During 2013, the Compensation Committee retained Longnecker & Associates (“Longnecker”), to assist the Compensation Committee with executive compensation matters. Longnecker is responsible for preparing and presenting an annual comprehensive competitive market study of the compensation levels and practices of a group of industry peers. The Compensation Committee determines the identity of the companies in the industry peer group annually. A representative of Longnecker attended a meeting of the Compensation Committee in 2013 to present Longnecker’s annual compensation study. The Compensation Committee believes Longnecker is independent of management. Longnecker works exclusively for the Compensation Committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant. Management may purchase broadly available compensation surveys or other products from compensation consulting firms.

The Compensation Committee considers Longnecker’s market study of the industry peer group before making decisions with respect to executive compensation (including base salary, bonuses and equity-based compensation) in its discretion.

The companies that the Compensation Committee selects for the industry peer group are designed to represent our competitors of similar size (generally as measured by total revenues) and scope in the exploration and production sector of the energy industry that generally compete in our areas of operation for both business opportunities and executive talent. The industry peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The Compensation Committee approves any revisions to the peer group on an annual basis. The following thirteen companies comprised the industry peer group used during 2013 and 2014 in connection with executive compensation decisions:

•	Bill Barrett Corporation

•	Bonanza Creek Energy, Inc.

•	Comstock Resources, Inc.

•	Gulfport Energy Corporation

•	Halcòn Resources Corporation

•	Kodiak Oil & Gas Corp.

•	Laredo Petroleum, Inc.

•	Northern Oil and Gas, Inc.

•	Oasis Petroleum Inc.

•	PDC Energy, Inc.

•	Resolute Energy Corporation

•	Rosetta Resources Inc.

•	Swift Energy Company

Role of Executive Officers in Our Executive Compensation Program

Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers (but not for himself), based in part on our compensation consultant’s market study. Both our Chief Executive Officer and our Chief Financial Officer participate in meetings of the Compensation Committee to discuss executive compensation, but they are subsequently excused to allow the members of the Compensation Committee to meet in executive session.

Compensation Program Design

Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive’s responsibility increases, his compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits or perquisites that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on the Company’s and our shareholders’ interests. Such downside protection includes, but is not limited to, the use of change of control arrangements, which are discussed in more detail below.

We target executive salaries plus annual cash bonus near the median of market ranges for competitive performance and target total direct pay between the 50th and the 75th percentile, based on the Compensation Committee’s assessment of how the Company performed relative to its peers. Total direct pay is defined as: base salary, plus annual cash bonus, plus the three-year average of fair value of annual awards of options, restricted stock, stock appreciation rights (of which all outstanding are expected to be settled in cash) and long-term cash incentives. Base salary is generally set at a level commensurate with the base pay of executives with similar responsibilities at companies in our industry peer group. Our Chief Executive Officer annually reviews each executive’s performance, the performance of the Company and information regarding total cash compensation of executives in comparable positions at our peer companies and makes a recommendation to the Compensation Committee regarding each executive’s cash bonus for the applicable year. The cash bonus is tied to a percentage of the executive’s salary, subject to a maximum percentage. See discussion below under “Annual Bonus” for more information. To determine the appropriate amount and mix of total compensation for each executive, the Compensation Committee reviews the recommendations made by our Chief Executive Officer, information regarding total compensation paid by our peer group companies and other compensation survey information developed and provided by our compensation consultant. The Compensation Committee generally seeks to provide each executive with total compensation, comprised of the cash portion and the equity-based portion, with a value within the range of values of total compensation provided to executives with similar responsibilities at our peer companies.

Based on its reviews of total compensation and such other factors, the Compensation Committee believes that the total compensation paid to the named executive officers is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2013, the Board of Directors reaffirmed that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and the NASDAQ Stock Market.

Shareholder Advisory “Say-on-Pay” Vote

At our 2014 annual meeting, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, commonly known as a “say-on-pay” vote. This vote provides our shareholders the opportunity to provide an overall assessment of the compensation of our named executive officers. As an advisory vote, the say-on-pay vote at our 2014 annual meeting will not be binding upon our Board of Directors or the Company. The Board of Directors could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give due consideration to the outcome when making future decisions regarding compensation of our named executive officers. The advisory vote at our 2014 annual meeting will be our fourth say-on-pay vote. Based on the results of shareholder voting at the 2011 annual meeting, the Compensation Committee intends to seek shareholder guidance on executive compensation by conducting future advisory votes on executive compensation annually until the next shareholder advisory vote on the frequency of future advisory votes, which is scheduled to occur no later than the 2017 annual meeting.

We conducted our third say-on-pay vote at our 2013 annual meeting. The advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for our 2013 annual meeting, was approved by approximately 95.7% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). In connection with the feedback from shareholders and proxy advisory services, including shareholders who voted against our prior say-on-pay proposals, we received input on specific components of our executive compensation program and the degree of alignment between pay and performance. We reviewed the shareholder feedback throughout the process, and the Compensation Committee considered such feedback in our 2013 compensation program. We are committed to continued engagement between shareholders and the Company and to taking into account shareholders’ input and concerns.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our industry peer group. The Compensation Committee reviews comparable salary information provided by Longnecker as one factor to be considered in determining the base pay for our executive officers and aims for base salary for our executives to be within a general range of the median for the peer group. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. The employment contracts of the named executive officers provide that base salary will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to our other executives. In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries. The Chief Executive Officer may make recommendations regarding increases in salaries to account for changes in salaries paid to comparable executives at the companies in our industry peer group. The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base salary of the named executive officers in its discretion. For 2013, base salaries were increased in recognition of the Company’s record oil production and revenues, and in keeping with the Company’s desire to remain competitive in the marketplace for executives. The Compensation Committee reviewed the base salary of the named executive officers in March 2014 and awarded increases effective April 1, 2014. Based on the factors discussed above, the Compensation Committee increased the named executive officers’ base salaries as shown in the table below.

Name	April 1, 2014	May 1, 2013
S. P. Johnson IV	$650,000	$600,000
Brad Fisher	$470,000	$435,000
Paul F. Boling	$370,000	$350,000
David L. Pitts	$350,000	$330,000
Gregory E. Evans	$350,000	$330,000

Annual Bonus

The annual bonus is an incentive designed to motivate our executives to maximize shareholder return and is based on a percentage of annual base salary. Our Chief Executive Officer reviews the performance of the executive and of the Company during the prior year and information regarding total cash compensation for comparable executive positions at companies in our industry peer group. The Chief Executive Officer then makes a recommendation to the Compensation Committee regarding the amount of the bonus for each executive (other than himself). The Compensation Committee reviews information regarding compensation for comparable executive positions at the companies in our industry peer group provided by Longnecker and aims for bonuses for our executives to be within a general range of the median for the industry peer group. The Compensation Committee also considers the other factors described above under “Base Salary.” The employment agreement of each named executive officer contemplates annual bonus awards in an amount comparable to the annual bonus awards of other named executive officers, taking into account the individual’s position and responsibilities, but is otherwise discretionary. The Compensation Committee ultimately makes a decision regarding the bonuses of the named executive officers in its discretion. In 2013 with respect to 2012, the annual bonus was comprised 75% of cash and 25% of short-term performance-based restricted stock units. Target annual bonus levels as a percentage of base salary for 2013 and 2014 was as follows: President and CEO - 100%; VP and CFO - 90%; VP and COO - 90%; VP and CAO - 80% and VP of Exploration - 80%. In June 2013, each of Messrs. Johnson, Fisher, Boling, Pitts and Evans was awarded a total annual bonus with a value equal to 100%, 90%, 90%, 80% and 70%, respectively, of their annual base pay. In March 2014 with respect to 2013, the annual bonus was comprised

100% of cash. In March 2014, each of Messrs. Johnson, Fisher, Boling, Pitts and Evans was awarded a total annual bonus with a value equal to 100%, 90%, 90%, 80% and 70%, respectively, of their annual base pay. See Note 1 to the “Summary Compensation Table” for more information on the bonuses.

Long-Term Equity-Based Compensation

The objectives of our long-term incentive plan are (1) to attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (2) to encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success. We intend to achieve these objectives by making awards designed to provide participants in the plan with a proprietary interest in our growth and performance. Long-term equity-based compensation is tied to shareholder return.

Particularly in recent years, the market for executives in our industry has been very competitive. The Compensation Committee believes, therefore, that equity compensation awards are particularly important in retaining our executives and attracting new executives. Under our incentive plan, long-term incentive compensation includes restricted stock, restricted stock units (which may be settled in stock or cash), stock options, which generally have a ten-year term and vest on a schedule determined by the Compensation Committee or the Board of Directors, and stock appreciation rights, which we sometimes refer to as SARs and which generally have a term of four to seven years and vest on a schedule determined by the Compensation Committee or the Board of Directors if certain performance targets are achieved. Cash-settled stock appreciation rights are settled in cash only and stock-settled stock appreciation rights may be settled in cash or Common Stock in the discretion of the Company. The exercise price of stock options and stock appreciation rights is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options and stock appreciation rights are rewarded only if the market price of the Common Stock appreciates. In addition, restricted stock units and stock appreciation rights only vest if the Company achieves certain performance targets. Stock options, performance-based stock appreciation rights and performance-based restricted stock units are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance the value and performance of our company and, hence, the price of the Common Stock and each shareholder’s return.

Although in the past we relied upon stock option awards to provide long-term incentives for our executives, since mid-2008 the Compensation Committee has increased the use of restricted stock, restricted stock units and stock appreciation rights. The Compensation Committee has relied upon a blended approach of restricted stock, restricted stock units and stock appreciation rights as preferable tools to incentivize executive officers, to limit the dilutive impact of equity-based awards on our shareholders and to align executive officers’ incentives with the Company’s performance. Additionally, the Compensation Committee has increased its use of awards which vest only if certain Company performance targets are met, such as specified average daily production levels. Performance-based awards allow the Compensation Committee to include an at-risk component of awards and allow the Company to avail itself of the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is described below under “—Tax Considerations of Executive Compensation—Section 162(m) of the Internal Revenue Code.” The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers in its discretion. The awards generally vest in one-third increments over a three-year period if any applicable performance target has been met, although the Compensation Committee has also granted awards that have different vesting schedules. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

On June 14, 2013, the Compensation Committee approved two grants of restricted stock units to the named executive officers, subject to the terms, conditions and restrictions contained in our long-term incentive plan and the applicable restricted stock unit award agreement.

Under the first award, the restricted stock units would vest in three equal installments assuming the recipient’s continuous employment with the Company and the satisfaction of certain performance criteria. The performance targets were average daily production of the Company for the third quarter of 2013 of at least (1) 126,049 thousand standard cubic feet equivalent per day (“Mcfe/d”), if the Company’s weighted average realized natural gas and natural gas liquids price and oil price (excluding the impact of cash-settled hedges and asset divestures) for the third quarter of 2013 are both greater than or equal to $3/Mcf and $75/Bbl, respectively, or (2) 100,839 Mcfe/d, if the Company’s weighted average realized natural gas and natural gas liquids price and oil price (excluding the impact of cash-settled hedges and asset divestures) for the third quarter of 2013 are less than $3/Mcf and $75/Bbl, respectively. On October 4, 2013, the Compensation Committee determined that the performance target was met. Because the performance target was met, one-third of the units will vest on May 29, 2014, an additional one-third of the units will vest on May 29, 2015, and the final one-third of the units will vest on May 29, 2016. The three-year vesting period the Compensation Committee adopted under the first award is designed to encourage the retention of our executives.

Under the second award, if the performance target described above is satisfied, the restricted stock units would vest in a single installment, assuming the recipient’s employment with the Company, on the date that the Compensation Committee determines the performance target is satisfied. On October 4, 2013, the Compensation Committee determined that the performance target was met and accordingly, the units vested on that date. The Compensation Committee determined to grant shares of restricted stock with performance-based vesting terms in part so that the compensation should be deductible for federal income tax purposes, as qualified performance-based compensation under Section 162(m) of the Code.

On June 18, 2013, the Compensation Committee also approved a grant of cash-settled stock appreciation rights to the named executive officers, subject to the terms, conditions and restrictions contained in our Cash-Settled Stock Appreciation Rights Plan and the applicable stock appreciation rights award agreement. These stock appreciation rights were granted with an exercise price of $28.68, which was equal to the average of the high and low stock price of our Common Stock on the NASDAQ Global Select Market on the grant date. The stock appreciation rights will vest in three installments assuming the recipient’s continuous employment with the Company and the satisfaction of the performance target described above. Because the Compensation Committee determined that the performance target has been met, one-third of the stock appreciation rights will vest on May 29, 2014, an additional one-third of the stock appreciation rights will vest on May 29, 2015, and the final one-third of the stock appreciation rights will vest on May 29, 2016.

The Compensation Committee retains the flexibility to grant restricted stock, restricted stock units, stock options or stock appreciation rights in the future, depending on various factors, including the price of the Common Stock. We may periodically grant new awards to provide continuing incentive for future performance. In making the decision to grant additional awards, the Compensation Committee considers factors such as the size of previous grants and the number of awards held. In determining whether to grant executive officers awards under the plan, the Compensation Committee considers various factors, including that executive’s current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those awards would encourage the executive to remain with us and the value of the executive’s service to us.

In 2013, Mr. Fisher was granted a one-time restricted stock award in recognition of significant achievements accomplished by Mr. Fisher, including the Company’s oil production growth and capital expenditure management. This special one-time award is intended to further incentivize Mr. Fisher to continue the successful development of the Company’s assets. Under the special one-time award, the restricted stock units will cliff vest on the third anniversary from the award date assuming the recipient’s continuous employment with the Company and the satisfaction of certain performance criteria. The performance targets were average daily production of the Company for the fourth quarter of 2013 of at least (1) 141,076 Mcfe/d, if the Company’s weighted average realized natural gas and natural gas liquids price and oil price (excluding the impact of cash-settled hedges and asset divestitures) for the fourth quarter of 2013 are both greater than or equal to $3/Mcf and $75/Bbl, respectively, or (2) 112,860 Mcfe/d, if the Company’s weighted average realized natural gas and natural gas liquids price and oil price (excluding the impact of cash-settled hedges and asset divestitures) for the fourth quarter of 2013 are less than $3/Mcf and $75/Bbl, respectively. On January 10, 2014, the Compensation Committee determined that the performance target was met.

The Compensation Committee has established stock ownership guidelines for the named executive officers and directors of the Company. Under these stock ownership guidelines, all named executive officers and directors are expected to hold stock with a value equal to a designated multiple of their respective annual base salary or cash retainer, equal to five times annual base salary for both the Chief Executive Officer and the Chief Financial Officer and three times annual base salary and cash retainer for all other named executive officers and directors, respectively. All named executive officers and directors of the Company are currently in compliance with these stock ownership guidelines. Other than the general stock ownership guidelines described in this paragraph, our officers are not subject to (i) any post-exercise holding period for stock options or stock appreciation rights settled in stock or (ii) post-vesting holding period for restricted stock or restricted stock units.

In addition to regular grants, the Compensation Committee or the Board of Directors may from time to time grant shares of restricted stock, restricted stock units, stock appreciation rights or stock options to newly hired executives as a hiring incentive.

Severance and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control. The employment agreements contain change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The Compensation Committee believes these agreements encourage executives to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

Perquisites and Other Benefits

We also make matching 401(k) contributions and pay life insurance premiums for the named executive officers and our other employees. We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our industry peer group. In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but we have since adopted a policy that we will not grant any overriding royalty interests to our executive officers. Prior to May 17, 2011, we also had a “notional” overriding royalty interest participation arrangement with Mr. Fisher, which is not an assigned legal interest but is based on our oil and gas production in certain operated wells located in our Barnett Shale area in the Fort Worth Basin. We believe this arrangement served as an additional incentive for Mr. Fisher, as Vice President and Chief Operating Officer responsible for all of the Company’s drilling operations, to create value for our shareholders. The “notional” overriding royalty interest participation arrangement with Mr. Fisher was terminated in connection with the sale of substantially all of our non-core area Barnett Shale assets during the second quarter of 2011. Mr. Fisher’s “All Other Compensation” for 2011 included $14,964 of compensation from these “notional” overriding royalty interests.

Tax Considerations of Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of compensation paid to certain executives, unless such compensation qualifies as “performance-based compensation.” The Compensation Committee and the Board of Directors will take deductibility or nondeductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts. As noted above, the Compensation Committee took Section 162(m) into account in 2013 in its use of performance-based equity compensation.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to employees is subject to Section 409A of the Code, the Company intends that these elements be compliant so that the employees are not subject to increased income or penalty taxes imposed by Section 409A. Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A become applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends to operate its compensation arrangements so that they are compliant with or exempt from Section 409A and has, therefore, amended or modified its compensation programs and awards, including the employment agreements, to the extent necessary to make them compliant or exempt. The Company has also agreed to provide additional payments to the named executive officers in the event that an additional tax is imposed under Section 409A.

2014 Executive Compensation Pay-for-Performance Program

Like 2013, the 2014 executive compensation program will continue to consist of three primary components: base salary, annual bonus and long-term equity-based compensation. However, the structure of the annual bonus and long-term equity based compensation has been enhanced by our Compensation Committee. While complete details will be disclosed in future proxy statements as required by the rules and regulations governing executive compensation disclosure, the following is a summary of the enhanced 2014 executive compensation.

Annual Incentive Bonus

Beginning in 2014, the annual bonus for our executives (which are currently expected to be paid in 2015) will be performance based with 2014 bonuses determined based on the Company’s achievement of certain operational and financial metrics discussed below. Target annual bonus levels as a percentage of base salary for 2014 remain unchanged from 2013 (President and CEO - 100%; VP and CFO - 90%, VP and COO - 90%, VP and CAO - 80% and VP of Exploration - 80%). Each executive’s annual bonus opportunity will range from zero to 100% of target depending on the actual level of performance versus the following financial and operational metrics.

Financial (50%)	Operational (50%)
Adjusted EBITDA	Production and G&A Expense per BOE
Drilling and Completion Capital Expenditures	Reserve Replacement Ratio
Eagle Ford Completion Cost per Stage	Average Daily Oil Production
Drilling, Finding and Development Cost per BOE

The performance levels for each metric were approved by the Compensation Committee based on the Company’s 2014 corporate plan, and the Compensation Committee’s discussions with our independent compensation consultant. The specific performance levels for each metric will be disclosed as required in future proxy statement filings.

2014 Long-Term Equity Incentive Awards

Our long-term equity-based compensation was also enhanced in March 2014 to eliminate the use of SARs and introduce performance shares for our executives. The Compensation Committee also chose to maintain the use of restricted stock unit awards for the 2014 grants, because the majority of the Company’s competitors have shifted to these types of awards and away from stock options or SAR awards and in the Compensation Committee’s opinion, restricted stock unit awards provide a more effective retention incentive than stock options or SARs. As such, in consultation with our independent compensation consultant, the 2014 program included awards to our executives of performance shares and restricted stock unit awards.

In allocating the mix of performance shares and restricted stock unit awards, our Compensation Committee approved our executives’ awards consisting of 25% performance shares and 75% restricted stock unit awards. The actual number of performance shares that our executives may earn, which can range from zero to 200% of target, will be based on the Company’s total shareholder return relative to a group of peer companies over a three year performance period. The actual number of performance shares that may be earned at various levels of relative total shareholder return were approved by the Compensation Committee.

Also in 2014, in recognition of significant achievements accomplished by Mr. Johnson, including the Company’s significant growth in oil production and total shareholder return, Mr. Johnson was granted a special one-time award of 52,318 restricted stock unit awards with a grant date fair value of $2.5 million. This special one-time award is intended to further incentivize Mr. Johnson to continue the successful development of the Company’s assets. Under the special one-time award, the restricted stock unit awards will cliff vest at the end of a three year period assuming Mr. Johnson’s continuous employment with the Company and the satisfaction of a performance target related to the Company’s production for the second quarter of 2014.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee, have reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, we have recommended to the Company’s Board of Directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders.

The Compensation Committee

Roger A. Ramsey

Robert F. Fulton

F. Gardner Parker

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during 2013, 2012 and 2011 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated executive officers serving as of December 31, 2013 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
S. P. Johnson IV President and Chief Executive Officer	2013	$583,000	$600,000	$2,577,516	$833,303	$17,048	$4,610,867

	2012	538,000	412,500	2,385,004	535,801	15,826	3,887,131

	2011	492,000	386,000	2,073,038	640,021	19,228	3,610,287

Brad Fisher Vice President and Chief Operating Officer	2013	$423,000	$391,500	$4,194,047	$547,800	$12,670	$5,569,017

	2012	392,000	270,000	1,533,626	344,281	15,516	2,555,423

	2011	352,000	254,000	1,280,035	394,924	31,194	2,312,153

Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	2013	$343,000	$315,000	$1,011,895	$320,212	$18,699	$2,008,806

	2012	323,000	222,750	938,819	206,351	17,164	1,708,084

	2011	293,000	209,000	888,282	269,655	17,537	1,677,474

David L. Pitts Vice President and Chief Accounting Officer	2013	$323,000	$264,000	$845,240	$267,481	$18,639	$1,718,360

	2012	303,000	186,000	732,422	160,171	16,680	1,398,273

	2011	268,000	174,000	660,000	198,480	17,477	1,317,957

Gregory E. Evans Vice President of Exploration	2013	$323,000	$231,000	$816,679	$260,373	$21,463	$1,652,515

	2012	303,000	162,750	732,422	160,171	17,163	1,375,506

	2011	271,000	174,000	665,737	200,719	20,277	1,331,733

(1)	The amounts shown for 2013, 2012 and 2011 include amounts earned with respect to 2013, 2012 and 2011 but paid in the second quarter of 2014, 2013 and 2012, respectively.
(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. See “Grants of Plan-Based Awards Table” for information on stock and option awards that we granted in 2013.

(3)	The amounts shown as “All Other Compensation” for the named executive officers include the following:

	Year	Mr. Johnson	Mr. Fisher	Mr. Boling	Mr. Pitts	Mr. Evans
Matching contributions under the 401(k) Plan	2013	$11,958	$10,590	$15,300	$15,300	$15,300
	2012	10,563	10,729	12,500	12,500	12,500
	2011	12,250	12,250	12,250	12,250	12,250
Other Compensation	2013	$5,090	$2,080	$3,399	$3,339	$6,163
	2012	5,263	4,787	4,664	4,180	4,663
	2011	6,978	3,980	5,287	5,227	8,027
Overriding royalties	2013	—	—	—	—	—
	2012	—	—	—	—	—
	2011	—	$14,964	—	—	—

See “Compensation Discussion and Analysis — Perquisites and Other Benefits” for a discussion of “notional” overriding royalties granted to Mr. Fisher.

The amounts presented for long-term equity-based compensation (comprised of restricted stock units and cash-settled stock appreciation rights) in the Summary Compensation Table are based on the fair value measured on the date of grant computed in accordance with FASB ASC Topic 718, or grant date fair value. However, the actual amount realized or realizable to the individual can and does vary significantly from the grant date fair value amounts. For instance, the grant date fair value of the long-term equity-based compensation awarded to our Chief Executive Officer in 2013 was approximately $3.3 million (based on a grant date fair value of $26.47 for restricted stock units and $13.36 for cash-settled stock appreciation rights), representing approximately 71% of his total 2013 compensation of approximately $4.6 million. However, the realizable value of our Chief Executive Officer’s 2013 long-term equity-based compensation at December 31, 2013 was approximately $5.1 million (based on the Company’s December 31, 2013 stock price of $44.77 for restricted stock units and the December 31, 2013 intrinsic value of $16.09 for cash-settled stock appreciation rights. We believe that this increase of $1.8 million effectively illustrates the high correlation between the change in (1) the Company’s stock price and (2) our Chief Executive Officer’s long-term equity-based compensation.

Similarly, the total long-term equity-based compensation of our Chief Executive Officer was approximately $8.6 million for the three year period reflected in the Summary Compensation Table (based on grant date fair values) compared with a total realizable value of approximately $10.8 million (based on the Company’s stock price as of December 31, 2013 for all unvested restricted stock units and cash-settled stock appreciation rights and the Company’s stock price on the vesting date for all other awards), an increase of approximately $2.2 million, or $0.7 million a year on average.

GRANTS OF PLAN-BASED AWARDS

The table below contains information with respect to plan-based awards to the named executive officers during 2013.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(1)
S. P. Johnson IV	6/14/2013	5,195	(2)	—	$26.47
	6/14/2013	92,180	(3)	—	26.47
	6/18/2013	62,373	(4)	$28.68	13.36
Brad Fisher	6/14/2013	3,401	(2)	—	$26.47
	6/14/2013	60,597	(3)	—	26.47
	6/18/2013	41,003	(4)	$28.68	13.36
	9/25/2013	67,880	(5)	—	36.83
Paul F. Boling	6/14/2013	2,806	(2)	—	$26.47
	6/14/2013	35,422	(3)	—	26.47
	6/18/2013	23,968	(4)	$28.68	13.36
David L. Pitts	6/14/2013	2,343	(2)	—	$26.47
	6/14/2013	29,589	(3)	—	26.47
	6/18/2013	20,021	(4)	$28.68	13.36
Gregory E. Evans	6/14/2013	2,050	(2)	—	$26.47
	6/14/2013	28,803	(3)	—	26.47
	6/18/2013	19,489	(4)	$28.68	13.36

(1)

Represents the grant date fair value per share of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date fair value of restricted stock units is based on the average high and low stock price of our Common Stock on the NASDAQ Global Select Market on the date of grant. The Company uses the Black-Scholes-Merton option pricing model to compute the grant date fair value of cash-settled stock appreciation rights.

(2)

Represents performance-based restricted stock units granted under the Incentive Plan that vested in a single installment on October 4, 2013, the date on which the Compensation Committee determined that the performance target had been met.

(3)

Represents performance-based restricted stock units granted under the Incentive Plan that vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016, subject to the satisfaction of a performance target. On October 4, 2013, the Compensation Committee determined that the performance target had been met.

(4)

Represents performance-based cash-settled stock appreciation rights granted under the Cash-Settled Stock Appreciation Rights Plan that have a four-year term and vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016, subject to the satisfaction of a performance target. On October 4, 2013, the Compensation Committee determined that the performance target had been met.

(5)

Represents performance-based restricted stock units granted under the Incentive Plan that vest on September 25, 2016, subject to the satisfaction of a performance target. On January 10, 2014, the Compensation Committee determined that the performance target had been met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
S. P. Johnson IV	8,334		—		$8.27	9/3/2014	—		—
	8,334		—		15.01	2/28/2015	—		—
	133,062	(2)	—		20.22	6/3/2016	—		—
	27,848	(3)	—		20.22	6/3/2016	—		—
	219,279	(4)	—		17.28	7/13/2017	—		—
	27,667	(5)	6,917	(5)	37.99	7/14/2015	—		—
	17,904	(6)	26,858	(6)	25.56	5/18/2016	—		—
	—		62,373	(7)	28.68	6/18/2017	—		—
	—		—		—	—	16,979	(8)	$760,150
	—		—		—	—	58,843	(9)	2,634,401
	—		—		—	—	92,180	(10)	4,126,899
Brad Fisher	16,217	(2)	—		$20.22	6/3/2016	—		—
	7,631	(3)	—		20.22	6/3/2016	—		—
	17,072	(5)	4,268	(5)	37.99	7/14/2015	—		—
	11,504	(6)	17,258	(6)	25.56	5/18/2016	—		—
			41,003	(7)	28.68	6/18/2017
	—		—		—	—	10,477	(8)	$469,055
	—		—		—	—	37,810	(9)	1,692,754
	—		—		—	—	60,597	(10)	2,712,928
	—		—		—	—	67,880	(11)	3,038,988
Paul F. Boling	11,656	(5)	2,915	(5)	$37.99	7/14/2015	—		—
	6,895	(6)	10,344	(6)	25.56	5/18/2016	—		—
	—		23,968	(7)	28.68	6/18/2017	—		—
	—		—		—	—	7,154	(8)	$320,285
	—		—		—	—	22,661	(9)	1,014,533
	—		—		—	—	35,422	(10)	1,585,843
David L. Pitts	5,835	(4)	—	(4)	$17.28	7/13/2017	—		—
	8,580	(5)	2,145	(5)	37.99	7/14/2015	—		—
	5,352	(6)	8,029	(6)	25.56	5/18/2016	—		—
	—		20,021	(7)	28.68	6/18/2017	—		—
	—		—		—	—	5,265	(8)	$235,714
	—		—		—	—	17,591	(9)	787,549
	—		—		—	—	29,589	(10)	1,324,700
Gregory E. Evans	8,676	(5)	2,170	(5)	$37.99	7/14/2015	—		—
	5,352	(6)	8,029	(6)	25.56	5/18/2016	—		—
	—		19,489	(7)	28.68	6/18/2017	—		—
	—		—		—	—	5,324	(8)	$238,355
	—		—		—	—	17,591	(9)	787,549
	—		—		—	—	28,803	(10)	1,289,510

(1)	Based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2013 ($44.77 per share).
(2)

Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012. On October 5, 2009, the Compensation Committee determined that the performance target had been met.

(3)

Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012. On October 5, 2009, the Compensation Committee determined that the performance target had been met.

(4)

Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 29, 2011, May 29, 2012 and May 29, 2013. On October 7, 2010, the Compensation Committee determined that the performance target had been met.

(5)

Represents an award of shares of performance-based cash-settled stock appreciation rights that vest in increments of 40% on May 29, 2012, 40% on May 29, 2013 and 20% on May 29, 2014. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

(6)

Represents an award of shares of performance-based cash-settled stock appreciation rights that vest in increments of 40% on May 29, 2013, 40% on May 29, 2014 and 20% on May 29, 2015. On October 5, 2012, the Compensation Committee determined that the performance target had been met.

(7)

Represents an award of shares of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016. On October 4, 2013, the Compensation Committee determined that the performance target had been met.

(8)

Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 29, 2012, May 29, 2013 and May 29, 2014. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

(9)

Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 29, 2013, May 29, 2014 and May 29, 2015. On October 5, 2012, the Compensation Committee determined that the performance target had been met.

(10)

Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016. On October 4, 2013, the Compensation Committee determined that the performance target had been met.

(11)

Represents an award of shares of performance-based restricted stock units that vest on September 25, 2016. On January 10, 2014, the Compensation Committee determined that the performance target had been met.

OPTION EXERCISES AND STOCK VESTED

The following table shows information concerning the amounts realized by the named executive officers on the exercise of options to purchase our Common Stock, the exercise of cash-settled stock appreciation rights, and the vesting of restricted stock units and restricted stock awards during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise/SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S. P. Johnson IV	50,000	$953,000	51,593	$1,476,766
Brad Fisher	44,634	997,716	50,491	1,421,181
Paul F. Boling	70,504	1,731,385	33,576	952,847
David L. Pitts	—	—	20,992	589,031
Gregory E. Evans	49,162	948,497	24,296	689,771

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Messrs. Fulton, Parker and Ramsey. There are no matters relating to interlocks or insider participation that we are required to report.

Certain Transactions

The Charter of the Audit Committee also provides that the Audit Committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest. Transactions involving potential conflicts of interest may also be reviewed by special committee of the Company’s independent directors. In addition, our Code of Ethics and Business Conduct requires that directors and officers and other employees disclose possible conflicts of interest to their supervisor or other senior management personnel, if appropriate, so that necessary steps may be taken to eliminate the conflict or initiate other preventative or appropriate action.

Avista Marcellus Shale Joint Venture

Effective as of August 2008, our wholly-owned subsidiary, Carrizo (Marcellus) LLC, entered into a joint venture with ACP II Marcellus LLC (“ACP II”), an affiliate of Avista Capital Partners, LP, a private equity fund (Avista Capital Partners, LP, together with its affiliates, “Avista”).

We serve as operator of the properties covered by this joint venture and also perform specified management services for ACP II. An operating committee composed of one representative of each party provides overall supervision and direction of joint operations. Avista or its designee has the right to become a co-operator of the Marcellus joint venture properties if all of its membership interests or substantially all of its assets are sold to an unaffiliated third party or if we default under the terms of any pledge of our interest in the Marcellus joint venture properties.

Subject to specified exceptions (including the Reliance transactions described below) under an amended participation agreement, net cash flow from hydrocarbon production from the Marcellus joint venture properties and related sales proceeds, if such properties are sold, will be allocated (a) 75% to Avista and 25% to us until Avista has recovered the remainder of its investment, (b) thereafter, 100% to us until we recover an equal amount and (c) thereafter in accordance with the parties’ participating interests. We have also agreed to jointly market Avista’s share of the production from the Marcellus joint venture properties with our own until the cash flows and sale proceeds are allocated in accordance with the parties’ participating interests under the amended participation agreement. In addition to our share in the production and sale proceeds from the Marcellus joint venture properties, we were issued “B Units” in ACP II that entitle us to increasing percentages of ACP II’s distributions to Avista if specified internal rates-of-return and return-on-investment thresholds with respect to Avista’s investment in ACP II are achieved. Our “B Units” interest in ACP II provides consent rights only in limited, specified circumstances and generally does not entitle us to vote or participate in the management of ACP II, which is controlled by its members and affiliates.

Each party’s ability to transfer its interest in the Marcellus joint venture properties to third parties is subject in most instances to preferential purchase rights for transfers of less than 10% of a party’s interest in such joint venture properties, and to “tag along” rights for most other transfers.

As part of the closing of the transactions with Reliance described below, we and Avista amended our then-existing Marcellus Shale joint venture agreements to provide that the properties that we and Avista sold to Reliance, as well as the properties we committed to the joint venture with Reliance, were no longer subject to the terms of our Marcellus joint venture with Avista, and that the area of mutual interest of our Marcellus joint venture with Avista would generally not include Pennsylvania, in which those properties were located. Our Marcellus joint venture with Avista continues and, as of December 31, 2013, included approximately 29,224 net acres, primarily in West Virginia and New York. Pursuant to the terms of an amended participation agreement with Avista, effective December 31, 2010, the initial area of mutual interest has been reduced to specified halos around existing properties in New York and West Virginia.

In September 2010, we completed the sale of 20% of our interests in substantially all of our oil and gas properties in Pennsylvania that had been subject to the Avista Marcellus joint venture to Reliance Marcellus II, LLC (“Reliance”), a wholly-owned subsidiary of Reliance Holding USA, Inc. and an affiliate of Reliance Industries Limited, for cash and a commitment by Reliance to pay 75% of certain of our future development costs, as further described below. Simultaneously with the closing of this transaction, ACP II closed the sale of its entire interest in the same properties to Reliance. In December 2010, we entered into a settlement agreement with Reliance providing for the resolution of defects in title that Reliance alleged with respect to the properties it acquired from us and Avista. In the agreement, we agreed to undertake specified curative measures with respect to the properties we and Avista sold to Reliance, and to indemnify Reliance on our own behalf and on behalf of Avista with respect to any specified third party claims (in addition to existing customary indemnification obligations under the purchase agreement). In connection with entering into the settlement agreement, we entered into an agreement with Avista by which it agreed to indemnify us for amounts we pay on its behalf under the settlement agreement, if any.

Avista Utica Shale Joint Venture

Effective September 2011, our wholly-owned subsidiary, Carrizo (Utica) LLC, entered into a joint venture in the Utica Shale with ACP II, which is also our joint venture partner in the Marcellus Shale as described above, and ACP III Utica LLC (“ACP III”), affiliates of Avista. Under the terms of the Avista Utica Shale joint venture, we and Avista had the right to contribute cash and properties to acquire and develop acreage in the Utica Shale play. The Avista Utica joint venture agreements were terminated on October 31, 2013 in connection with our purchase of certain ACP III assets discussed below.

The joint venture agreements previously established an area of mutual interest between us and Avista and provided us options on specified categories of properties to increase our participating interest in such properties to equal Avista’s. Under the joint venture agreements, we served as operator of the Utica joint venture properties and agreed to provide certain management services to Avista related to the Utica joint venture. Avista or its designee had the right to become a co-operator of the joint venture properties if (i) Avista sells substantially all of its interests in the Utica joint venture properties or (ii) we default under the terms of any pledge of our interest in the Utica joint venture properties. Additionally, our “B Units” interest in ACP II incorporated ACP II’s interests in the Utica joint venture, and we were granted similar “B Units” in ACP III.

In October 2012, we sold substantially all of our interests in oil and gas properties dedicated to the Avista Utica joint venture in the northern portion of the Utica Shale play to a third party. Simultaneously with the closing of this Utica Shale transaction, Avista sold substantially all of its interests in the same oil and gas properties. In connection with these sale transactions, we elected to exercise our option to increase our participating interest in the same oil and gas properties on a “net proceeds basis” so that we received net proceeds with respect to 50% of the properties subject to the sale rather than the 10% we initially held. Pursuant to the terms of the Avista Utica joint venture agreement, as amended, we paid $24.0 million for the 40% additional interest in the acreage subject to the sale and certain other Avista Utica joint venture properties. Therefore, effective as of the closing, both parties owned the joint venture properties equally and both parties shared equally in their right to receive the proceeds from the purchaser. As a result of the reduction required for the $24.0 million option exercise price due from the Company and the repayment of other amounts owed between the two joint venture parties, the net proceeds received by the Company from the sale was $51.7 million and the net proceeds received by Avista from the sale was $74.9 million. Concurrently with the exercise and closing of our option to increase our participating interest in such oil and gas properties, our right to receive distributions associated with properties owned by ACP II in the Avista Utica joint venture through our “B Units” interest in ACP II was terminated.

The area of mutual interest for the Utica joint venture, consisting of the portions of the State of Ohio that are prospective for Utica Shale exploration, was to have remained in place until the earliest to occur of the following events, at which time the area of mutual interest would only continue to apply to those areas where the joint venture is active: (i) September 1, 2014, (ii) ACP III’s investment reaches $170.0 million and Avista declines to participate in specified Utica acquisitions or other specified conditions are met, (iii) upon ACP II’s or ACP III’s request to be designated (or have its designee designated) as a co-operator of the properties, (iv) upon the Company’s required designation of ACP II or ACP III (or either’s designee) as a co-operator of the applicable properties in connection with a default by the Company under the terms of any pledge of its interest in the Utica joint venture properties, (v) the sale by Avista of substantially all of its interest in the Utica joint venture properties or (vi) termination of the ACP III management services agreement. Each party’s ability to transfer its interest in the Utica joint venture to third parties was generally subject to “tag along” rights.

Following the sale transactions described above, on October 24, 2012, we and Avista amended the Utica Shale joint venture agreements to provide that the expiration date of our remaining option to increase our participating interest in the Avista Utica joint venture properties was accelerated from March 2013 to January 15, 2013. We exercised this option on January 15, 2013 by paying $63.1 million for an additional 40% interest in approximately 11,000 acres pursuant to the terms of the Avista Utica joint venture agreement. We and Avista also agreed that after the option was exercised, our participating interest in subsequently acquired properties within the area of mutual interest continued to be 10% and Avista’s participating interest continued to be 90%, and we were granted an additional option to increase our 10% ownership in such subsequently acquired properties to 50% at 8.625% above acreage cost and associated improvements (compounded monthly following Avista’s contribution of purchase proceeds). Instead of exercising this option, the Company and Avista agreed that we could instead elect to acquire additional properties on an equal basis with Avista. In connection with the January 2013 exercise of the Company’s option to increase its participating interest in the Avista Utica joint venture properties, its right to receive distributions associated with properties owned by ACP III through “B Units” interest in ACP III that we acquired at the formation of the Utica joint venture was terminated.

On October 31, 2013, we completed the acquisition of approximately 5,900 net acres located primarily in Guernsey and Noble counties, Ohio from Avista (the “Avista Transaction”). This transaction had an effective date of July 1, 2013, and we paid Avista approximately $78.6 million in cash, subject to post-closing adjustments. Prior to the our acquisition from ACP III, the properties in the Avista Utica joint venture were held on an equal basis by us and Avista. After giving effect to this transaction, we and Avista remain working interest partners in Utica with us acting as the operator of approximately 10,000 acres in the Utica Shale, net to us. The joint operating agreement with Avista provide for limited areas of mutual interest around properties jointly owned by us and Avista.

Our Relationship with Avista

Steven A. Webster, Chairman of our Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings, LP, which entity has the ability to control Avista and its affiliates. As previously disclosed, we have been a party to prior arrangements with affiliates of Avista Capital Holdings LP. The terms of the joint ventures with Avista in the Utica Shale and the Marcellus Shale were approved by a special committee of the Company’s independent directors. In determining whether to approve or disapprove a transaction, such special committee has in the Avista Transaction and generally in other transactions since the beginning of the 2012 fiscal year, determined whether the transaction is desirable and in the best interest of the Company. In transactions prior to the recent Avista Transaction, the special committee has evaluated whether transactions are fair to the Company and its shareholders on the same basis as comparable arm’s length transactions. The special committee has applied in the Avista Transaction, and may in other transactions also apply, standards under relevant debt agreements if required.

Certain Other Matters Regarding Mr. Webster

We paid Mr. Webster approximately $11,647, $37 and $173 in 2013, 2012 and 2011, respectively, in overriding royalties relating to leases we had acquired from him in 2006 under a lease purchase option agreement that expired in 2006. The terms and conditions of the lease purchase option agreement with Mr. Webster were consistent with similar lease purchase option agreements that we entered into with unrelated third parties around the same time as we entered into the agreement with Mr. Webster.

Certain Matters Regarding Mr. Carter

Thomas L. Carter, Jr., a member of our board of directors, and his immediate family members collectively own interests directly and indirectly through entities (the “Black Stone Entities”), which are royalty owners in certain of the Company’s non-core wells that were sold by the Company to an unrelated third party in 2013. Mr. Carter also serves as an executive officer, general partner or controlling shareholder of the Black Stone Entities and, in some cases, he and his family hold substantial interests in these entities. We estimate that, during 2013, the Black Stone Entities were paid approximately $101,025 in lease royalties attributable to wells owned by the Company. In addition, the Black Stone Entities own royalty interests in certain undeveloped lease acreage that the Company sold to an unrelated third party in 2013. The terms and conditions of the lease agreements with the Black Stone Entities in which royalty payments are, or may become, due to the Black Stone Entities are generally consistent with the lease agreements that we have entered into with third parties.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officer listed below. The following chart shows the annual base salaries for named executive officers as of December 31, 2013.

Name and Current Position	Annual Salary
S. P. Johnson IV President and Chief Executive Officer	$600,000
Brad Fisher Vice President and Chief Operating Officer	$435,000
Paul F. Boling Vice President, Chief Financial Officer, Secretary and Treasurer	$350,000
David L. Pitts Vice President and Chief Accounting Officer	$330,000
Gregory E. Evans Vice President of Exploration	$330,000

The employment agreements each have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in each agreement) that gives rise to termination of employment occurs. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Mr. Johnson’s employment agreement provides that he will serve as President, Chief Executive Officer and a member of the Board of Directors. Upon termination of employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in each agreement), or if employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by the employee for good reason (as defined in each agreement), under the agreements the employee will generally be entitled to (1) an immediate lump sum cash payment equal to 145% for Messrs. Johnson and Fisher and 97% in the case of Messrs. Boling, Evans and Pitts (363% for Mr. Johnson, 266% for Mr. Fisher and 145% for Messrs. Boling, Evans and Pitts, if termination occurs after or in anticipation of a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% for Mr. Johnson, 90% in the case of Messrs. Boling and Fisher and 80% in the case of Messrs. Evans and Pitts of his annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in each employment agreement), an immediate lump sum cash payment equal to 3% of the employee’s annual base salary, (4) continued medical and dental benefits coverage for the employee and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock options, restricted stock awards, restricted stock unit awards and any other equity-based awards previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term. Notwithstanding this provision, each of the Company’s performance-based restricted stock units awarded to the named executive officers since December 14, 2008 have provided that in no event would such accelerated vesting occur in the event of a termination without cause or for good reason prior to a change in control unless the performance condition underlying the awards has been satisfied.

If employment terminates due to the death of the employee and other than during a window period, the Company will provide continued medical and dental benefits coverage for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. The Company will also provide the employee with supplemental term life insurance protection with a death benefit as shown in the table below.

The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual’s position, responsibilities and accomplishments.

In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys’ fees pending a dispute if the termination occurred within two years after a change in control (as defined in the agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control. The agreements also provide that the employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control as well as a gross-up payment to offset the effect of any additional taxes imposed under Section 409A of the Code. Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following table provides a summary of the potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of our company.

Name	Voluntary Termination (No Good Reason/No Change of Control) or Involuntary For Cause Termination	Good Reason/ Involuntary Not for Cause Termination or Disability	Change of Control Termination (Involuntary, Good Reason, Voluntary)	Death
S.P. Johnson IV(1)
Severance Payments	$—	$1,488,000	$2,796,000	—
Unvested and Accelerated Stock Appreciation Rights(2)	—	1,566,421	1,566,421	$1,566,421
Unvested and Accelerated Restricted Shares(3)	—	7,521,450	7,521,450	7,521,450
Life Insurance Proceeds	—	—	—	1,000,000 (4)
Disability Benefits(5)	—	—	—	—
Benefits Continuation	—	5,164	5,164	5,164

Total	$—	$10,581,035	$11,889,035	$10,093,035

Brad Fisher(1)
Severance Payments	$—	$1,035,300	$1,561,650	—
Unvested and Accelerated Stock Appreciation Rights(2)	—	1,020,201	1,020,201	$1,020,201
Unvested and Accelerated Restricted Shares(3)	—	7,913,725	7,913,725	7,913,725
Life Insurance Proceeds	—	—	—	570,000 (4)
Disability Benefits(5)	—	—	—	—
Benefits Continuation	—	5,230	5,230	5,230

Total	$—	$9,974,456	$10,500,806	$9,509,156

Paul F. Boling(1)
Severance Payments	$—	$665,000	$833,000	—
Unvested and Accelerated Stock Appreciation Rights(2)	—	604,117	604,117	$604,117
Unvested and Accelerated Restricted Shares(3)	—	2,920,661	2,920,661	2,920,661
Life Insurance Proceeds	—	—	—	450,000 (4)
Disability Benefits(5)	—	—	—	—
Benefits Continuation	—	4,239	4,239	4,239

Total	$—	$4,194,017	$4,362,017	$3,979,017

David L. Pitts(1)
Severance Payments	$—	$594,000	$752,400	—
Unvested and Accelerated Stock Appreciation Rights(2)	—	490,918	490,918	$490,918
Unvested and Accelerated Restricted Shares(3)	—	2,347,963	2,347,963	2,347,963
Life Insurance Proceeds	—	—	—	360,000 (4)
Disability Benefits(5)	—	—	—	—
Benefits Continuation	—	4,239	4,239	4,239

Total	$—	$3,437,120	$3,595,520	$3,203,120

Gregory E. Evans(1)
Severance Payments	$—	$594,000	$752,400	—
Unvested and Accelerated Stock Appreciation Rights(2)	—	482,528	482,528	$482,528
Unvested and Accelerated Restricted Shares(3)	—	2,315,414	2,315,414	2,315,414
Life Insurance Proceeds	—	—	—	325,000 (4)
Disability Benefits(5)	—	—	—	—
Benefits Continuation	—	2,378	2,378	2,378

Total	$—	$3,394,320	$3,552,720	$3,125,320

(1)	Information in this table assumes a termination date of December 31, 2013 and a price per share of our Common Stock of $44.77 (the closing market price per share on December 31, 2013).
(2)

Represents the value of accelerated vesting of cash-settled stock appreciation rights that were unvested at December 31, 2013 based on the difference between the exercise price and the closing market price per share of our common stock on December 31, 2013.

(3)

Represents the value of accelerated vesting of shares of restricted stock units that were unvested at December 31, 2013 based on the closing market price per share of our common stock on December 31, 2013.

(4)	Represents the death benefit of company-paid supplemental term life insurance.
(5)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

EQUITY COMPENSATION PLANS

Information concerning our equity compensation plans at December 31, 2013 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock (1) (a)	Weighted- Average Exercise Price of Outstanding Options (2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,481,219	$13.91	1,313,067

(1)

Consists of shares of Common Stock that are issuable upon exercise of stock options and vesting of restricted stock awards and restricted stock units issued under the Incentive Plan. Amount does not include awards of cash-settled stock appreciation rights.

(2)

This weighted-average exercise price does not reflect the shares issuable upon vesting of restricted stock awards and restricted stock units and does not reflect the exercise price of cash-settled stock appreciation rights.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recognizes the interest the Company’s shareholders have in the compensation of our named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables. This advisory vote is intended to give our shareholders an opportunity to provide an overall assessment of the compensation of our named executive officers rather than focus on any specific item of compensation.

We encourage you to review the discussions and information presented in “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and associated narrative disclosure, in considering how to cast your vote. As described in the “Compensation Discussion and Analysis” included in this proxy statement, the guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy; (2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and the Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

The Board of Directors has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board of Directors modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur in 2015.

Approval of the proposal, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy.

Board Recommendation

The Board of Directors recommends that shareholders approve, on an advisory basis, the compensation of our named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2014 Annual Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE INCENTIVE PLAN OF CARRIZO OIL & GAS, INC. TO AUTHORIZE 3,577,500 ADDITIONAL SHARES FOR ISSUANCE, TO AFFIRM AS MODIFIED THE MATERIAL TERMS OF THE PERFORMANCE GOALS AND TO MAKE OTHER CHANGES TO THE INCENTIVE PLAN

The Board has unanimously approved the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. (the “Incentive Plan”), subject to shareholder approval at the annual meeting, and recommends that the Company’s shareholders approve and adopt the Incentive Plan. The Board has elected to propose this amendment and restatement of the Incentive Plan in order to authorize additional shares for issuance, to affirm as modified the material terms of the performance goals and to make other changes to the Incentive Plan in accordance with the Company’s long-term equity-based compensation strategy. Shareholders are also being asked to affirm the material terms of the performance goals under the Incentive Plan as revised in order to allow certain awards granted to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m) (the “Code Section 162(m) approval”). For this purpose, the material terms of the performance goals include the class of employees eligible to receive awards, the business criteria on which the award is based, and the maximum amount of compensation that could be paid to an employee under the plan. The Board has elected to propose this amendment and restatement of the incentive compensation plan in order:

•	to authorize 3,577,500 additional shares for issuance pursuant to the Company’s equity incentive compensation strategy;

•

to clarify that the performance goals, set forth in the Incentive Plan which meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, necessary for the deductibility of certain performance-based compensation, may specifically relate to the Company’s divisions or geographic regions or may be made by comparison to a peer group of companies and specify certain types of measures that may be used with respect to the performance goals;

•

to allow the Compensation Committee to provide with respect to performance awards that any evaluation of performance may include or exclude various specified events that occurs during a performance period;

•	to expressly provide that no dividend equivalents may be paid in respect of awards of stock options or stock appreciation rights;

•	to provide that awards may be subject to any Clawback policy that may be adopted by the Company; and

•	to make other administrative, clarifying and updating changes.

The Company considers the Incentive Plan an essential element of total compensation and believes the Incentive Plan promotes its interests and the interests of its shareholders by:

•	attracting and retaining the services of key employees, qualified directors and qualified independent contractors; and

•

encouraging the sense of proprietorship in and stimulating the active interest of those persons in the development and financial success of the Company by making awards (“Awards”) designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

The Company reserved 7,245,000 shares of Common Stock for use in connection with the Incentive Plan when it was last amended in 2012. Following an amendment in 2009, full value of stock awards (i.e. awards other than Options or SARs) count as 1.35 shares for each full value share issued. As of February 25, 2014, an aggregate of 36,353 shares are issuable upon exercise of outstanding options with a weighted average exercise price of $13.91 and a weighted average remaining term of 0.9 years; and 1,440,634 shares are subject to unvested restricted stock and stock unit awards. As of February 25, 2014, there were 1,309,876 shares available for issuance (for future grants) under our Incentive Plan.As of February 25, 2014, the Company has outstanding stock appreciation rights covering 1,051,899 shares, all of which are to be settled in cash. The Incentive Plan is currently the only equity compensation plan that the Company has for equity compensation awards to its employees.

If the shareholders approve the amendment and restatement of the Incentive Plan, then the number of shares reserved for issuance under the Incentive Plan will be increased by 3,577,500 to 10,822,500, of which 4,887,376 will remain available for issuance. The proposed increase in the number of authorized shares available under the Incentive Plan is equal to approximately 7.9% of the shares of common stock outstanding as of February 25, 2014. Any previously granted awards currently outstanding under the Incentive Plan will remain outstanding in accordance with their terms. If the shareholders do not approve the amendment to the Incentive Plan and the Company exhausts the existing amount of available shares under the Incentive Plan, then the Company will settle certain outstanding Awards in cash rather than Common Stock, as permitted by the Incentive Plan and the terms of the Awards, to the extent necessary to avoid the issuance of Common Stock in excess of the amount of available shares under the Incentive Plan. As of February 25, 2014, the Company had 45,473,352 shares of common stock issued and outstanding.

Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation. The Section 162(m) regulations generally require that shareholders approve the material terms of the performance goals, and that performance goals be submitted for reapproval no later than five years after initial shareholder approval. The Company’s shareholders last approved the performance goals in the Incentive Plan approximately two years ago at the Company’s 2012 Annual Meeting. The performance goals include the class of employees eligible to receive awards, the business criteria on which the award is based, and the maximum amount of compensation that could be paid to an employee under the plan, and are set forth under the captions “—Eligibility”, “—Performance Awards”, and “—Employee Award Limits” below.

Summary of the Incentive Plan

A description of the Incentive Plan as amended and restated appears below. Because the description of the Incentive Plan in this proxy statement is a summary, it may not contain all the information that may be important to you. The summary is qualified by reference to the Incentive Plan as amended and restated. You should carefully read the entire copy of the Incentive Plan as amended and restated. A copy of the full text of the Incentive Plan showing the changes to the Incentive Plan’s terms as a result of the amendment and restatement in blackline format is attached hereto as Appendix A to this proxy statement.

Eligibility

Persons eligible for Awards (as defined in the Incentive Plan) are (1) all employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company, (2) non-employee directors and (3) certain non-employee consultants and other independent contractors. As of February 25, 2014, approximately 191 individuals would be eligible for grants of Awards under the Incentive Plan.

Shares Available for Awards

As amended, the Incentive Plan will provide that up to 10,822,500 shares of Common Stock may be issued. However, as of February 25, 2014, 1,874,967 options, 1,356,446 shares of restricted stock, and 2,703,711 shares subject to restricted stock units had been granted under the Incentive Plan. As a result of those grants and the provision of the Incentive Plan providing that full value stock awards (e.g. restricted stock and restricted stock units) count as 1.35 shares of Common Stock under the Incentive Plan, a total of 7,038,788 shares of Common Stock would be required to settle all of the outstanding grants under the Incentive Plan. If the shareholders approve the amendment to the Incentive Plan, then the shares reserved for issuance under the Incentive Plan would increase to a total of 4,887,376 being available for grant, all of which may be issued as incentive stock options under Section 422 of the Code. As of February 25, 2014, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $48.20.

The number of shares of Common Stock that are the subject of Awards under the Incentive Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock immediately become available for additional Awards under the Incentive Plan. However, the number of shares reserved for issuance under the Incentive Plan is not increased by: (1) shares of Common Stock not issued or delivered as a result of the net settlement of stock-settled stock appreciation rights or stock option, (2) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (3) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price.

Each “full value” stock award, such as restricted stock or restricted stock units, that has been granted following the Incentive Plan’s amendment in 2009 counts as 1.35 shares of Common Stock under the Incentive Plan.

Administration

The Compensation Committee administers the Incentive Plan with respect to Awards to non-employee directors, employees and independent contractors and has broad power to take actions thereunder, to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. The Compensation Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (1) not adverse to that participant holding the Award or (2) consented to by that participant. However, except in connection with a transaction involving the Company or its capitalization, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel, exchange, substitute, buyout or surrender outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without approval of the shareholders of the Company.

The Compensation Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan to the extent allowed by applicable law. See “Committees of the Board of Directors” for information regarding a special stock award committee.

The Compensation Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance.

Amendment; Termination

The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (1) no amendment that would adversely affect the rights of any participant under any Award previously granted to such participant may be made without the consent of such participant and (2) no amendment will be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable law.

Adjustment

The Board of Directors may make certain adjustments, including changes to the shares subject to outstanding awards, shares available for grant under the Incentive Plan, and the annual limits on awards, in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

Options

Awards to employees and independent contractors may be in the form of rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value on the date of grant (“Options”). An Option may be either an incentive stock option (“ISO”) that qualifies, or a nonqualified stock option (“NSO”) that does not qualify, with the requirements of Section 422 of the Code; provided that independent contractors and directors cannot be awarded ISOs. The Compensation Committee will determine the employees and independent contractors to receive Options and the terms, conditions and limitations applicable to each such Option. The term of each Option may not be longer than ten years from the date of grant.

Stock Appreciation Rights

Awards to employees and independent contractors may also be in the form of rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price (“Stock Appreciation Rights”). All Stock Appreciation Rights granted under the Incentive Plan must have a grant price per share that is not less than the fair market value of a share of Common Stock on the date of grant and a term of no more than ten years.

Stock Awards

Awards to employees and independent contractors may also be in the form of grants of restricted or unrestricted Common Stock units denominated in Common Stock (“Stock Awards”). The terms, conditions and limitations applicable to any Stock Award will be determined by the Compensation Committee. At the discretion of the Compensation Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents.

The table below summarizes restricted stock award and restricted stock unit activity for the period from January 1, 2014 through February 25, 2014. There were no other share-based awards granted during this period.

	Shares/ Units	Weighted-Average Grant Date Fair Value
Unvested restricted stock awards and units as of January 1, 2014	1,444,867	$28.03
Granted	14,858	$42.16
Vested	(7,424)	$26.77
Forfeited	(11,667)	$25.37
Unvested restricted stock awards and units as of February 25, 2014	1,440,634	$28.22

Cash Awards

Awards to employees and independent contractors may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the Incentive Plan will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any of the above-described employee awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more performance goals. Performance goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. The terms, conditions and limitations applicable to any performance award will be determined by the Compensation Committee.

The Incentive Plan permits, but does not require, the Compensation Committee to structure any performance award made to a named executive officer as performance-based compensation. At the discretion of the Compensation Committee, certain awards under the Incentive Plan will be intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to a company’s executive officers to $1 million per covered executive in a taxable year. The Compensation Committee and the Board of Directors may take deductibility and nondeductibility of compensation into account but have in the past authorized, and retain in the future the discretion to authorize, the payment of potentially nondeductible amounts.

The particular performance-based objectives that may be imposed in connection with a performance award that qualifies as performance-based compensation under Code Section 162(m) are:

•

revenue and income measures (which include revenues, revenues including the net cash impact of derivative settlements (“Adjusted Revenues”), gross margin, operating income, earnings before or after the effect of certain items such as interest, income taxes, depreciation, depletion and amortization, and non-cash or non-recurring items of income or expense (“Adjusted EBITDA”), net income before the effect of certain non-cash or non-recurring items of income or expense (“Adjusted Net Income”), net income and related per share amounts);

•	expense measures (which include operating expense, general and administrative expense and depreciation, depletion and amortization expense);

•

operating measures (which include production volumes, margin, drilling, completion, leasehold or seismic capital expenditures, results of drilling and completion activities and the number of wells drilled, brought on production and/or producing);

•

reserve measures (which include developed, undeveloped and total reserves, reserve replacement ratios, extensions and discoveries, revisions of previous estimates, PV-10 values, finding and development costs and other reserve measures);

•	cash flow measures (which include net cash flows from operating activities, discretionary cash flows from operating activities and working capital);

•	liquidity measures (which include Adjusted EBITDA, net debt to Adjusted EBITDA, working capital and the credit facility borrowing base);

•	leverage measures (which include debt-to-equity ratio, debt-to-total capitalization ratio, and net debt);

•	market measures (which include stock price, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	measures relating to acquisitions or dispositions.

Performance awards may include one or more performance goals, either individually or in any combination, and may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company’s business units, subsidiaries, business segments, divisions, geographic regions and measured either annually or over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated peer group, in each case as specified by the Compensation Committee in the Award.

The Compensation Committee may provide in any performance award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset impairments, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 and/or nonrecurring, unusual or special items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) derivative settlements or (i) such other objective adjustments as may be provided for connection with the establishment of the performance goal. The amount of cash or shares payable or vested pursuant to performance awards that are intended to satisfy the requirements of performance-based compensation under Section 162(m) of the Code may not be adjusted upward; provided, however, that the Compensation Committee may retain the discretion to adjust the amount of cash or shares payable or vested pursuant to such performance awards downward either on a formula or discretionary basis or any combination, as determined by the Compensation Committee.

The performance targets used by the Company in 2013 are described in “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Equity Based Compensation.”

Employee Award Limits

To preserve the Company’s ability to deduct the compensation associated with grants and awards made under the Incentive Plan, the plan provides that grants or awards in the form of Options or Stock Appreciation Rights made to an individual employee in any calendar year cannot cover an aggregate of more than 375,000 shares of Common Stock, and the aggregate amount of shares of Common Stock or stock units that may be the subject of Stock Awards in any calendar year may not exceed 250,000 shares. In addition, the maximum cash award made to an individual employee (other than Options, Stock Appreciation Rights or Stock Awards) in respect of any one-year period may not exceed $5,000,000.

In general, each Award is only subject to a single limitation. However, a participant may be granted Awards in combination such that portions of the Award are subject to differing limitations, in which event each portion of the combination Award is subject only to a single appropriate limitation. For example, if a Participant is granted an Award that is in part a Stock Award and in part a Cash Award, then the Stock Award shall be subject only to the limitation relating to Stock Awards and the Cash Award shall be subject only to the limitation relating to Cash Awards.

Director Awards

From time to time, a non-employee director may be granted one or more discretionary Awards of NSOs or shares of restricted stock or restricted stock units that are determined by the Compensation Committee or the Board of Directors and the specific terms of the Awards, including the vesting schedule, are at the discretion of the Compensation Committee or the Board of Directors. Each NSO granted to non-employee directors (1) has a ten-year term and (2) has an exercise price per share equal to the fair market value of a Common Stock share on the date of grant, unless otherwise provided in the Award. The NSOs automatically vest upon certain change of control events and upon a non-employee director’s death. If a non-employee director resigns from the Board without the consent of a majority of the other directors, such director’s NSOs may be exercised only to the extent that they were exercisable on the resignation date.

New Plan Benefits

The allocation of some of the shares that would become available for issuance under the Incentive Plan is not currently determinable as such allocation depends on future decisions to be made by the Compensation Committee or the Board of Directors in their sole discretion, subject to applicable provisions of the Incentive Plan. No awards have been granted that are contingent on the approval of the amendment and restatement of the Incentive Plan. Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the amendment to the Incentive Plan or the benefits that would have been received by such participants if the amendment to the Incentive Plan had been in effect in the year ended December 31, 2013. Certain tables aboves set forth information with respect to prior awards granted to our named executive officers under the incentive plans currently in effect.

In 2014, the Company currently expects to award each non-employee director shares of restricted stock units as described in more detail above under “Director Compensation.” Because future Awards are in the discretion of the Board and Compensation Committee, the number of shares subject to future Awards could increase or decrease and the type and terms of future Awards could change as well, all without the need for future shareholder approval.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of current U.S. Federal income tax law relating to the tax treatment of Stock Awards, Stock Appreciation Rights and Options issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan, including those described under “— Deductibility; Excise Taxes.”

Stock Awards

Under the Code, U.S. Federal income tax consequences with respect to a Stock Award depend on the facts and circumstances of each Stock Award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the Stock Award. In general, if the shares granted to a participant are subject to a “substantial risk of forfeiture” (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the substantial risk of forfeiture lapses and at such time, the participant will recognize ordinary taxable income to the extent of the fair market value on the date that the risk of forfeiture lapses in excess of the participant’s cost of such shares, if any, and the same amount is then deductible by the Company as compensation expense. If the shares granted to a participant are not subject to a “substantial risk of forfeiture”, then the participant will recognize ordinary taxable income at the date of grant to the extent of the grant date fair market value in excess of the participant’s cost of such shares, if any and the same amount is then deductible by the Company as compensation expense. If no shares are issued to the participant at the grant date, the participant will generally recognize ordinary taxable income at the time such shares are issued to the participant free of any “substantial risk of forfeiture”, to the extent of the fair market value on at such time in excess of the participant’s cost of such shares, if any and the same amount is then deductible by the Company as compensation expense. The Company’s tax deductions for compensation expense under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

Options; Stock Appreciation Rights

Options granted under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may constitute NSOs. Grants of Options to non-employee directors and independent contractors are NSOs. The Code provides for tax treatment of Options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no taxable income for U.S. Federal income tax purposes, although the difference between the exercise price of the ISO and the fair market value of the stock at the date of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the grant date or within one year of the exercise date), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire).

In contrast, upon the exercise of an NSO, the optionee recognizes ordinary taxable income to the extent of the exercise date fair market value in excess of the exercise price. Upon the sale of such shares by the optionee, any difference between the fair market value at the date of sale and the fair market value at the date of exercise will be treated generally as capital gain or loss. Subject to the limitations discussed below, upon exercise of an NSO, the Company is entitled to a tax deduction in an amount equal to the ordinary taxable income recognized by the participant.

Participants do not recognize taxable income upon the grant of a Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares of stock received at the date of exercise of the Stock Appreciation Right. The participant’s tax basis in any shares of Common Stock received on the exercise of a Stock Appreciation Right will generally equal the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. Federal income tax purposes that corresponds as to timing and amount with the taxable income recognized by the participant under the foregoing rules.

Deductibility; Excise Taxes

In general, a U.S. Federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by a participant with respect to awards granted under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the participant’s ordinary taxable income. As discussed above, Section 162(m) of the Code may limit the Company’s ability to deduct compensation expense in excess of $1 million to any named executive officer, unless the excess amounts satisfy the requirements for qualified performance-based compensation.

Change in Control. The acceleration of the exercisability or the vesting of an award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and the company is denied a tax deduction with respect to such excess.

Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s taxable income. The Company intends to structure awards under the Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Clawback. Awards shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards.

Board Recommendation and Vote Requirement

The Board believes that the amendment and restatement of the Incentive Plan and the Code Section 162(m) approval are in the best interest of the Company and its shareholders. The Board therefore recommends a vote for the amendment and restatement of the Incentive Plan and the Code Section 162(m) approval, and it is intended that the proxies not marked to the contrary will be so voted. Because approval of the amendment and restatement of the Incentive Plan will increase the number of shares available for issuance to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest and may benefit from the amendment and restatement of the Incentive Plan. Approval of the amendment and restatement of the Incentive Plan and the Code Section 162(m) approval will require the affirmative vote of a majority of the shares of Common Stock cast and voted for or against or expressly abstained with respect to the consideration of the amendment and restatement of the Incentive Plan and the Code Section 162(m) approval. Accordingly, abstentions will have the effect of a vote against the proposal and broker non-votes will not be included in the tabulation of votes cast on this matter.

The Board of Directors recommends that shareholders vote FOR the approval of an amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. to authorize 3,577,500 additional shares for issuance, to affirm as modified the material terms of the performance goals and to make other changes to the Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that the members of the Audit Committee are “independent,” as required by applicable standards of the NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.carrizo.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee charter, the Audit Committee met with management and KPMG, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2013. The Audit Committee also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee reviewed and discussed with KPMG the auditor’s independence from the Company and its management. As part of that review, KPMG provided the Audit Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker

Thomas L. Carter, Jr.

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

PROPOSAL 4

APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG as independent registered public accounting firm for the fiscal year ending December 31, 2014. KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2011, 2012 and 2013. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG as the Company’s independent registered public accounting firm for 2014. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification. Abstentions will be counted as present for the purposes of determining if a quorum is present but will have the same effect as a vote against the proposal. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of KPMG, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2013 and 2012, and the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012.

Description	2013	2012
Audit Fees	$764,575 (1)	$661,847 (1)
Audit-Related Fees	—	—
Tax Fees	17,500 (2)	25,039 (3)
All Other Fees	1,786	—

Total	$783,861	$686,886

(1)	Includes $106,000 and $94,847 of fees associated with services rendered in connection with securities offerings and related SEC filings during 2013 and 2012, respectively.
(2)	The 2013 tax fees consist of tax consulting services provided in connection with the update of Section 382 of the Code.
(3)	The 2012 tax fees consist of tax consulting services provided in connection with the update of Section 382 of the Code and state and foreign tax consulting services.

Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the Audit Committee. No non-audit services were performed by KPMG pursuant to the de minimis exception in 2013 and 2012.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for 2014.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Shareholder Proposals For Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Shareholders must be received by the Company no later than December 17, 2014. However, if the date of the 2015 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2014 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting of shareholders and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s Bylaws. The Company’s Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2015 Annual Meeting of Shareholders is the same as the date of the 2014 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2015 Annual Meeting of Shareholders must notify the Company no later than February 24, 2015.

A copy of the Company’s Bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

The 2013 Annual Report to Shareholders, which includes financial statements of the Company as of and for the year ended December 31, 2013, has been mailed to all shareholders entitled to vote at the Annual Meeting of Shareholders on or before the date of mailing this proxy statement. The SEC permits a single set of the Annual Report to Shareholders and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card.

This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report to shareholders and proxy statement in the future, that shareholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 500 Dallas, Suite 2300, Houston, Texas 77002, telephone number (713) 328-1000. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2013 Annual Report to Shareholders and this proxy statement to a beneficial shareholder at a shared address to which a single set of the Annual Report to Shareholders and this proxy statement was delivered. The 2013 Annual Report to Shareholders is not a part of the proxy solicitation material.

Annual Report on Form 10-K

The Company will provide to each shareholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Paul F. Boling

Secretary

Dated: April 11, 2014

Houston, Texas

Appendix A

INCENTIVE PLAN OF

CARRIZO OIL & GAS, INC.

(As Amended and Restated Effective ~~April 30, 2009~~May 15, 2014 )

1. Plan. This Incentive Plan of Carrizo Oil & Gas, Inc. (the “Plan”) was adopted by Carrizo Oil & Gas, Inc. to reward certain corporate officers and key employees of Carrizo Oil & Gas, Inc. and certain independent consultants by enabling them to acquire shares of common stock of Carrizo Oil & Gas, Inc.

2. Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries (as hereinafter defined), to attract and retain qualified directors of the Company, to attract and retain consultants and other independent contractors, to encourage the sense of proprietorship of such employees, directors and independent contractors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards (as hereinafter defined) under this Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

~~“Annual Director Award Date” means, for each year, the first business day following the date on which the annual meeting of stockholders of the Company is held in such year.~~

“Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

“Award” means an Employee Award, a Director Award or an Independent Contractor Award.

“Award Agreement” means any Employee Award Agreement, Director Award Agreement or Independent Contractor Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Change in Control” is defined in Attachment A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board or (ii) such other committee of the Board as is designated by the Board to administer the Plan or (iii) to the extent contemplated hereby, the Board.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Carrizo Oil & Gas, Inc., a Texas corporation.

“Director” means an individual serving as a member of the Board.

“Director Award” means ~~the grant of~~ a Director Option or Director ~~Restricted~~ Stock Award.

“Director Award Agreement” means a written agreement between the Company and a Participant who is a Nonemployee Director setting forth the terms, conditions and limitations applicable to a Director Award.

“Director ~~Restricted~~ Stock Award” means ~~Restricted~~ a Stock Award granted to a Nonemployee ~~Directors~~ Director pursuant to Section 9 hereof.

“Disability” means, with respect to a Nonemployee Director, the inability to perform the duties of a Director for a continuous period of more than three months by reason of any medically determinable physical or mental impairment.

“Dividend Equivalents” means, with respect to the shares of ~~Restricted Stock that are to be issued at the end of the Restriction Period~~ Common Stock subject to a Stock Award, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an Employee of the Company or any of its Subsidiaries and is expected to become such an Employee within the following six months.

“Employee Award” means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Employee Award Agreement” means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i)(A) if the shares of Common Stock are listed or ~~quoted~~ on a national securities exchange (including the ~~Nasdaq~~NASDAQ Global Select Market), the mean between the highest and lowest sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed ~~or quoted~~ on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, ~~(ii) if the Common Stock is~~ or, at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined under procedures established by the Committee) including the average of the closing bid and asked price on that date, (B) if the shares of Common Stock are not so listed but are listed or quoted~~, the mean between~~ on another securities exchange or market, the mean between the highest and lowest sales price per share of Common Stock reported on the principal securities exchange or market on which the shares of Common Stock are traded (as determined by the Committee), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or, at the discretion of the Committee, the price prevailing on such principal securities exchange or market at the time of exercise or other relevant event, including the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, ~~as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iii~~(C) if the shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (D) if none of (A)-(C) are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee; or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Independent Contractor” means a person providing services to the Company or any of its Subsidiaries, including an Employee or Nonemployee Director.

“Independent Contractor Award” means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant who is an Independent Contractor pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Independent Contractor Award Agreement” means a written agreement between the Company and a Participant who is an Independent Contractor setting forth the terms, conditions and limitations applicable to an Independent Contractor Award.

“Nonemployee Director” has the meaning set forth in Section 4(b) hereof.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Participant” means an Employee, Director or Independent Contractor to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant who is an Employee or Independent Contractor who is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the date upon which ~~an Award of Restricted~~ a Stock Award is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is deliverable or no longer restricted or subject to forfeiture provisions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock. For the avoidance of doubt, a Stock Award does not include an Option or SAR.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4. Eligibility.

(a) Employees. Key Employees eligible for Employee Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

(b) Directors. Directors eligible for Director Awards under this Plan are those who are not employees of the Company or any of its Subsidiaries (“Nonemployee Directors”).

(c) Independent Contractors. Independent Contractors eligible for Independent Contractor Awards under this Plan are those Independent Contractors providing services to, or who will provide services to, the Company or any of its Subsidiaries.

5. Common Stock Available for Awards. Subject to the provisions of Section 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of ~~4,395,000~~10,822,500 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Options. Each Stock Award (including Stock Awards granted as Restricted Stock or Performance Awards) granted under this Plan shall be counted against the Maximum Share Limit as 1.35 shares of Common Stock. The number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for additional Awards hereunder. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6. Administration.

(a) This Plan shall be administered by the Committee. To the extent required in order for Employee Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, (i) the Committee shall consist of at least two members of the Board who meet the requirements of the definition of “non-employee director” set forth in Rule 16b-3 (b)(3)(i) promulgated under the Exchange Act or (ii) Awards may be granted by, and the Plan may be administered by, the Board.

(b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 15), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without approval of the shareholders of the Company. The Committee may make an award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual’s actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

7. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

8. Employee and Independent Contractor Awards.

(a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Independent Contractor Awards shall be subject to the same terms and restrictions as are set forth herein with respect to Employee Awards (including, without limitation, restrictions on term, exercise price and per person limitations), and subject to such restrictions, the Committee shall have the sole responsibility and authority to determine the type or types of Independent Contractor Awards to be made under this Plan and may make any such Awards as could be made to an Employee, other than Incentive Options. The term of an Employee Award shall not exceed ten years from the date of grant. Each Employee Award may be embodied in an Employee Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Employee Award is made and by an Authorized Officer for and on behalf of the Company. Employee Awards may consist of those listed in this Section 8(a) and may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards upon the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 15), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without approval of the shareholders of the Company. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement.

(i) Stock Option. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Incentive Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The price at which shares of Common Stock may be purchased upon the exercise of a Nonqualified Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Right. An Employee Award may be in the form of a SAR. The strike price for a SAR shall be not less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs, whether the SAR will be settled in cash or stock and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(iv) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals, either individually or in any combination, established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria ~~that apply to the individual, one or more business units of the Company, or~~ applicable to the Participant, the Company as a whole, ~~and may include one or more of the following~~ or one or more of the Company’s business units, subsidiaries, business segments, divisions, or geographic regions measured either annually or over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated peer group, in each case as specified by the Committee in the Performance Award. The particular performance-based objectives that may be imposed in connection with a Performance Award that qualifies as performance-based compensation under Code Section 162(m) are as follows and need not be the same for each Participant:

•

revenue and income measures (which include ~~revenue, gross margin, income from operations, net income, net sales and earnings per share~~ revenues, revenues including the net cash impact of derivative settlements (“Adjusted Revenues”), gross margin, operating income, earnings before or after the effect of certain items such as interest, income taxes, depreciation, depletion and amortization, and non-cash or non-recurring items of income or expense (“Adjusted EBITDA”), net income before the effect of certain non-cash or non-recurring items of income or expense (“Adjusted Net Income”), net income and related per share amounts);

•

expense measures (which include ~~costs of goods sold,~~ operating ~~expenses, selling~~ expense, general and administrative ~~expenses and overhead costs~~ expense and depreciation, depletion and amortization expense);

•

operating measures (which include production volumes, margin, ~~oil & gas production, drilling results, reservoir production replacement, reserve additions and other reserve measures, finding costs, development costs and productivity~~ drilling, completion, leasehold or seismic capital expenditures, results of drilling and completion activities and the number of wells drilled, brought on production or producing);

•

reserve measures (which include developed, undeveloped and total reserves, reserve replacement ratios, extensions and discoveries, revisions of previous estimates, PV-10 values, finding and development costs and other reserve measures);

•	cash flow measures (which include net cash ~~flow~~ flows from operating activities, discretionary cash flows from operating activities and working capital);

•

liquidity measures (which include ~~earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow~~ Adjusted EBITDA, net debt to Adjusted EBITDA, working capital and the credit facility borrowing base);

•	leverage measures (which include debt-to-equity ratio, debt-to-total capitalization ratio, and net debt);

•	market measures (which include stock price, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	~~other~~ measures ~~such as those~~ relating to acquisitions or dispositions.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset impairments, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 or nonrecurring, unusual or special items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses; (h) derivative settlements or (i) such other objective adjustments as may be provided for connection with the establishment of the performance goal. The amount of cash or shares payable or vested pursuant to Awards that are intended to be Performance Awards that are intended to satisfy the requirements of “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Performance Awards”) may not be adjusted upward; provided, however, that the Committee may retain the discretion to adjust the amount of cash or shares payable or vested pursuant to such Qualified Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

(i) no Participant may be granted, during any ~~one~~ calendar year ~~period~~, Employee Awards consisting of Options or SARs that are exercisable for more than 375,000 shares of Common Stock;

(ii) no Participant may be granted, during any ~~one~~ calendar year ~~period~~, Stock Awards covering or relating to more than 250,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

(iii) no Participant may be granted ~~Employee Awards consisting of cash or in any other form permitted under this Plan (other than Employee Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect to any one~~ Cash Awards (including Cash Awards that are granted as Performance Awards) in respect of any calendar year ~~period~~ having a value determined on the date of grant in excess of $5,000,000.

In general, each Award is only subject to a single limitation set forth above in clauses (i), (ii), or (iii). However, a Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses of this Paragraph 8(b), in which event each portion of the combination Award is subject only to a single appropriate limitation in clauses (i), (ii) or (iii). For example, if a Participant is granted an Award that is in part a Stock Award and in part a Cash Award, then the Stock Award shall be subject only to the limitation in clause (ii) and the Cash Award shall be subject only to the limitation in clause (iii).

9. Director Awards. Each Nonemployee Director of the Company shall be granted Director Awards in accordance with this Section 9 and subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Director Award Agreement. Notwithstanding anything to the contrary contained herein Director Awards shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under this Plan.

(a) Director Options. ~~On the date of a Nonemployee Director’s first appointment or election to the Board of Directors and on or after each Annual Director Award Date~~From time to time, the Board or the Committee may, in its discretion, grant such Nonemployee Director one or more Director Options that provides for the purchase of such number of shares of Common Stock as the Board or the Committee may determine in its discretion, subject to the limitation that such Awards may not exceed the number of shares of Common Stock then available for award under this Plan.

Each Director Option shall, unless otherwise provided in the specific Award granted, have a term of ten years from the date of grant, notwithstanding any earlier termination of the status of the holder as a Nonemployee Director. The purchase price of each share of Common Stock subject to a Director Option shall be equal to the Fair Market Value of the Common Stock on the date of grant. Upon a Change in Control, all Director Options shall immediately vest. All Director Options held by a Nonemployee Director shall vest upon such Director’s death. All unvested Director Options shall be forfeited if the Nonemployee Director resigns as a Director without the consent of a majority of the other Directors.

Any Award of Director Options shall be embodied in a Director Award Agreement, which shall contain the terms, conditions and limitations of the Award, including without limitation those set forth above, and shall be signed by the Participant to whom the Director Options are granted and by an Authorized Officer for and on behalf of the Company. ~~Without limiting the generality of any other provision hereof, Director Options in addition to those provided for in the first two paragraphs of Section 9(a) may be granted by the Board or the Committee to a Nonemployee Director who serves as chairman or a member of the Audit, Compensation or Nominating committees of the Board; provided that each such non-chairman member of any such committee to whom a Director Option is to be granted is deemed by the Committee to be “independent” for purposes of the rules of the NASDAQ Stock Market.~~

(b) Director ~~Restricted~~Stock Awards. ~~On the date of a Nonemployee Director’s first appointment or election to the Board of Directors and on or after each Annual Director Award Date~~From time to time, the Board or the Committee may, in its discretion, grant such Nonemployee Director one or more ~~Awards of Restricted~~Director Stock Awards for such number of shares of ~~Restricted~~Common Stock as the Board or the Committee may determine in its discretion, subject to the limitation that such Awards may not exceed the number of shares of Common Stock then available for award under this Plan.

Upon a Change in Control, all ~~shares of~~Director ~~Restricted~~ Stock Awards shall immediately vest. All unvested ~~Restricted Stock held by a Nonemployee~~ Director Stock Awards shall vest upon such Director’s death. All unvested ~~shares of~~ Director ~~Restricted~~ Stock Awards shall be forfeited if the Nonemployee Director resigns as a Director without the consent of a majority of the other Directors.

Any ~~Award of~~ Director ~~Restricted~~ Stock Award shall be embodied in a Director Award Agreement, which shall contain the terms, conditions and limitations of the Award, including without limitation those set forth above, and shall be signed by the Participant to whom the Director ~~Restricted~~ Stock Award is granted and by an Authorized Officer for and on behalf of the Company. ~~Without limiting the generality of any other provision hereof, Director Stock Awards in addition to those provided for in the first paragraph of this Section 9(b) may be granted by the Board or the Committee to a Nonemployee Director who serves as chairman or a member of the Audit, Compensation or Nominating committees of the Board; provided that each such non-~~

~~chairman member of any such committee to who a Director Stock Award is to be granted is deemed by the Committee to the “independent” for purposes of the rules of the NASDAQ Stock Market or other such exchange on which the Company’s Common Stock is listed or quoted.~~

10. Payment of Awards.

(a) General. Payment of Employee Awards or Independent Contractor Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Employee Award or Independent Contractor Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Interest. ~~Unless specifically provided otherwise in an Award Agreement~~In the discretion of the Committee, rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, but such dividends or Dividend Equivalents shall be held by the Company and paid, without interest, within 10 days following the lapse of the restrictions on the Stock Award. In the event the Stock Award is forfeited, dividends and Dividend Equivalents paid with respect to such shares during the Restriction Period shall also be forfeited. No Dividend Equivalents may be paid in respect of an Award of Options or SARs.

(c) Substitution of Awards. Subject to the provisions of Section 6(b), at the discretion of the Committee, a Participant who is an Employee or Independent Contractor may be offered an election to substitute an Employee Award or Independent Contractor Award for another Employee Award or Independent Contractor Award or Employee Awards or Independent Contractor Awards of the same or different type. No Option or SAR may be substituted for another Employee Award or Independent Contractor Award without the approval of the shareholders of the Company (except in connection with a change in the Company’s capitalization or as otherwise provided in Section 15 hereof).

11. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock ~~or Director Restricted Stock~~, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees or Independent Contractors to tender Common Stock or other Employee Awards or Independent Contractor Awards~~; provided that any Common Stock that is or was the subject of an Employee Award or Independent Contractor Award may be so tendered only if it has been held by the Participant for six months~~. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Employee Award or Independent Contractor Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of ~~Restricted Stock or Director~~Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock ~~or Director Restricted Stock~~ so submitted as well as any additional restrictions that may be imposed by the Committee.

12. Taxes. The Company shall have the right to deduct applicable taxes from any ~~Employee~~ Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the ~~Employee~~ Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. To the extent allowed by law, the Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant who is an Employee or Independent Contractor to permit the payment of taxes required by law.

13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

14. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to give effect to such transaction shall each be proportionately adjusted by the Board to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Board in its sole discretion, which for the avoidance of doubt in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. No adjustment or substitution pursuant to this Section 15 shall be made in a manner that results in noncompliance with Section 409A of the Code, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement and that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18. Section 409A of the Code. All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any such clawback policies and procedures.

21. ~~20.~~No Right to Employment or ~~Directorship~~Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in this Plan or an Award Agreement constitutes any assurance or obligation of the Board to nominate any Nonemployee Director for re-election by the Company’s shareholders.

22. ~~21.~~Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company by merger, consolidation or otherwise.

23. ~~22.~~Effectiveness. This Plan was previously amended and restated effective February 17, 2000 and April 30, 2009 and was thereafter amended. This amendment and restatement of the Plan is effective ~~April 30, 2009~~May 15, 2014, the date on which it was approved by the shareholders of the Company. This Plan shall continue in effect for a term of ten years after the date on which the shareholders of the Company approve this amended and restated Plan, unless sooner terminated by action of the Board.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer ~~on the date first written above~~.

CARRIZO OIL & GAS, INC.

By:

Title:

ATTACHMENT A

“CHANGE IN CONTROL”

The following definitions apply regarding Change in Control provisions of the foregoing Plan:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

“Associate” shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Beneficial Owner” shall mean, with reference to any securities, any Person if:

(a) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection (a) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(b) such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

(c) such Person or any such Person’s Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

The terms “beneficially own” and “beneficially owning” shall have meanings that are correlative to this definition of the term “Beneficial Owner”.

“Change of Control” shall mean any of the following:

(a) any Person (other than an Exempt Person) shall become the Beneficial Owner of 40% or more of the shares of Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 40% or more of the shares of Common Stock or 40% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied; or

(b) individuals who, as of ~~April 30, 2009~~May 15, 2014, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to ~~April 30, 2009~~May 15, 2014 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest; or

(c) the Company engages in and completes a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 85% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or

(d) the Company engages in and completes (i) a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii) (A), (B) and (C) of this subsection (d) are satisfied, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 85% of the then outstanding shares of common stock or such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 40% or more of the Common Stock then outstanding or 40% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent

Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

~~(e) Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred pursuant to subsections (a), (c) or (d) of this definition as a result of (i) any Person that is currently party to the Shareholders Agreement dated as of December 15, 1999 among the Company, C.B. Capital Investors, L.P. (now J.P. Morgan Partners (23A SBIC), LLC), S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster and Mellon Ventures, L.P., as amended from time to time, or the Shareholders Agreement dated as of February 20, 2002 amount the Company, Mellon Ventures, L.P., S.P. Johnson IV, Frank A. Wojtek and Steven A. Webster, as amended from time to time (collectively, the “Shareholders Agreements”), becoming the Beneficial Owner at any time of 40% or more of the shares of Common Stock or 40% or more of the combined voting power of the Voting Stock of the Company, or (ii) any other Person becoming the Beneficial Owner at any time of 40% or more of the shares of Common Stock or 40% or more of the combined voting power of the Voting Stock of the Company to the extent caused by the attribution to that other Person of the beneficial ownership of the Common Stock or Voting Stock of a person who is listed in clause (i) above and is a member of a group with such other Person solely because of a voting agreement, tag along rights or other rights substantially similar to the rights set forth in the Shareholders Agreements.~~

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Person” shall mean the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

“Exempt Rights” shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock) except upon the occurrence of a contingency, whether such rights exist as of ~~April 30, 2009~~May 15, 2014 or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

“Exempt Transaction” shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

“Person” shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

“Voting Stock” shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

ANNUAL MEETING OF SHAREHOLDERS OF

CARRIZO OIL & GAS, INC.

May 15, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at www.carrizo.com/uploads/proxy20140515.pdf

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20703003000300000000 6	051514

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends that you vote FOR ALL NOMINEES.			The Board of Directors recommends that you vote FOR proposal 2.
1. Election of Directors:					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O S.P. Johnson IV O Steven A. Webster O Thomas L. Carter, Jr. O Robert F. Fulton O F. Gardner Parker O Roger A. Ramsey O Frank A. Wojtek		2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 3.
☐ FOR ALL EXCEPT (See instructions below)					FOR	AGAINST	ABSTAIN
3.

To approve the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. to authorize 3,577,500 additional shares for issuance, to affirm as modified the material terms of the performance goals and to make other changes to the Incentive Plan.

					☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 4.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			5.	With discretionary authority as to such other matters as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

■		■

☐	■

CARRIZO OIL & GAS, INC. May 15, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints S.P. Johnson IV and Paul F. Boling, jointly and severally, proxies, with full power of substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held on Thursday, May 15, 2014, at the Doubletree by Hilton Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002, at 9:00 a.m. Central time or at any adjournment thereof, hereby revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific directions to the contrary, this proxy will be voted “FOR” the election of each nominee for director named on the reverse side, “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, “FOR” the approval of the amendment and restatement of the Incentive Plan of Carrizo Oil & Gas, Inc. to authorize 3,577,500 additional shares for issuance, to affirm as modified the material terms of the performance goals and to make other changes to the Incentive Plan, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and in the discretion of the proxies, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforementioned Annual Meeting.

(Continued and to be signed on the reverse side)

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